UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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StarTek, Inc.
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NOTICE OF ANNUAL MEETING OF

STOCKHOLDERS — May 2, 2011

PROXY STATEMENT

StarTek, Inc.

44 Cook Street, 4th Floor

Denver, Colorado 80206

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 2, 2011

To the Stockholders:

The 2011 Annual Meeting of Stockholders of StarTek, Inc., a Delaware corporation, will be held at the offices of StarTek, Inc., 44 Cook Street, 4th Floor, Denver, CO, 80206, on May 2, 2011, at 8:00 a.m. local time, for the following purposes:

1.              To elect seven directors to hold office for a term of one year and until their successors are elected and qualified.

2.              To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2011.

3.              To consider a non-binding “say-on-pay” vote regarding the compensation of our named executive officers.

4.              To consider a non-binding “say on frequency” vote regarding the frequency of the vote on the compensation of our named executive officers.

5.              To consider and act upon such other business as may properly come before the Annual Meeting.

Only stockholders of record at the close of business on March 9, 2011 are entitled to notice of and to vote at the meeting and any adjournment thereof.

By order of the board of directors,

A. Laurence Jones
President and Chief Executive Officer

March 30, 2011

IMPORTANT

Whether or not you expect to attend the Annual Meeting in person, we urge you to vote your shares at your earliest convenience.  This will ensure the presence of a quorum at the meeting.  Promptly voting your shares will save us the expense and extra work of additional solicitation.  Please vote your shares, as instructed in the proxy materials, as promptly as possible.    Submitting your proxy now will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option.

STARTEK, INC.

PROXY STATEMENT

STARTEK, INC.

44 COOK STREET, 4th FLOOR, DENVER, COLORADO 80206

(303) 262-4500

2011 ANNUAL MEETING OF STOCKHOLDERS

May 2, 2011

This Proxy Statement was first mailed to our stockholders on or about April 1, 2011.  It is furnished in connection with the solicitation of proxies by the board of directors of StarTek, Inc., a Delaware corporation, to be voted at the 2011 Annual Meeting of Stockholders (the “Annual Meeting”) for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.  The Annual Meeting will be held at the offices of StarTek, Inc., 44 Cook Street, 4th Floor, Denver, CO, 80206, on May 2, 2011, at 8:00 a.m. local time.

OUTSTANDING STOCK AND VOTING RIGHTS

The only outstanding securities entitled to vote at the Annual Meeting are shares of our common stock, $0.01 par value.  Stockholders of record at the close of business on March 9, 2011 will be entitled to vote at the Annual Meeting on the basis of one vote for each share held.  On March 9, 2011, there were 15,136,359 shares of common stock outstanding.

Proxies will be voted according to the instructions received either on the proxy card or online via the Internet or telephone.  In the absence of specific instructions, proxies will be voted (i) FOR each of the nominees in proposal 1, (ii) FOR proposals 2 and 3, (iii) an ANNUAL advisory vote on executive compensation in proposal 4, and (iv) in the discretion of the proxy holders on any other matter which properly comes before the Annual Meeting.

Stockholders who execute proxies retain the right to revoke them at any time before the shares are voted by proxy at the Annual Meeting.  A stockholder may revoke a proxy by delivering a signed statement to our Corporate Secretary at or prior to the Annual Meeting or by timely executing and delivering, by mail, Internet, telephone, or in person at the Annual Meeting, another proxy dated as of a later date.  We will pay the cost of solicitation of proxies.

The quorum necessary to conduct business at the Annual Meeting consists of a majority of the outstanding shares of common stock as of the record date.  The election of the directors nominated will require a plurality (i.e., the highest number) of the votes cast in person or by proxy at the Annual Meeting by stockholders.  In the election of directors, each stockholder is entitled to cast one vote per share for each director to be elected. Cumulative voting is not permitted.

The affirmative vote of the holders of a majority of the shares of our common stock present at the Annual Meeting, whether in person or by proxy, is required to ratify our independent registered accounting firm.  The proposals to approve our executive compensation and the frequency of advisory votes on executive compensation are advisory and not binding on us.  However, we will consider our stockholders to have approved our executive compensation if the number of votes for this proposal exceeds the number of votes against this proposal.  We will consider our stockholders to have selected the frequency of advisory votes on executive compensation that receives the highest number of votes.

Votes withheld from nominees for directors, abstentions, and broker non-votes (i.e., when a broker does not have or exercise authority to vote on a specific issue) are counted as present in determining whether the quorum requirement is satisfied.  Votes withheld from nominees will have no effect on their election.  For purposes of the proposal to ratify our independent registered accounting firm and any other matters properly brought before the Annual Meeting, broker non-votes will not be considered present and do not affect the vote taken; however, abstentions are considered as being present and have the effect of a “no” vote.  For purposes of the proposals to approve executive compensation and the frequency of advisory votes on executive compensation, abstentions and broker non-votes will have no effect on the outcome of these proposals.  Because brokers may not vote “unvoted” shares on behalf of their customers for “non-routine” matters, which include the election of directors, approval of our executive compensation and the vote on the frequency of advisory votes on executive compensation, it is critical that stockholders vote their shares.

The board of directors has selected Ed Zschau and A. Laurence Jones, and each of them, to act as proxies with full power of substitution.  Solicitation of proxies may be made by mail, personal interview, telephone and facsimile transmission by Morrow &

Co., LLC, our officers and other management employees.  Morrow will be paid a retainer of $25,000 but none of our officers or other management employees will receive any additional compensation for their soliciting activities.  The total expense of any solicitation will be borne by us and may include reimbursement paid to brokerage firms and others for their expenses in forwarding material regarding the Annual Meeting to beneficial owners. Unless otherwise noted in this definitive proxy statement, any description of “us,” “we,” “our,” etc. refers to StarTek, Inc. and our subsidiaries.

If you have questions or need additional proxy materials, please contact our solicitation agent:

Morrow & Co., LLC

470 West Avenue — 3rd Floor

Stamford, CT 06902

Banks and Brokerage Firms, please call: (203) 658-9400

Stockholders, please call (800) 607-0088

BENEFICIAL OWNERSHIP OF COMMON STOCK BY

DIRECTORS, EXECUTIVE OFFICERS, AND PRINCIPAL STOCKHOLDERS

The table below presents information as of March 1, 2011, regarding the beneficial ownership of shares of our common stock by:

•             Each of our directors and the executive officers named in the Summary Compensation Table;

•             Each person we know to have beneficially owned more than five percent of our common stock as of that date; and

•             All of our executive officers and directors as a group.

	Beneficial Ownership of Shares
Name of Beneficial Owner	Number of Shares(1)	Percentage of Class
A. Emmet Stephenson, Jr. (2)(3)	2,914,382	19.26%
T. Rowe Price Associates (4)	1,760,768	11.64%
Heartland Advisors, Inc. (5)	1,038,424	6.86%
Dimensional Fund Advisors LP (6)	958,427	6.33%
Rydex Holdings, LLC. (7)	794,719	5.25%
All Directors and Executive Officers as a group (12 persons) (8)	1,278,149	6.91%
A. Laurence Jones (2)(9)	522,838	3.36%
David G. Durham (2)(10)	255,450	1.67%
Mary Beth Loesch (2)(11)	114,053	*
Chad A. Thorpe (2)(12)	59,900	*
Ed Zschau (2)(13)	52,679	*
Albert C. Yates (2)(14)	31,279	*
P. Kay Norton (2)(15)	31,279	*
Harvey A. Wagner (2)(16)	24,079	*
Christopher M. Smith (2)	10,610	*
Chad A. Carlson (2)	10,000	*
John R. Harris (2)	9,569	*

*  Less than one percent.

(1)               Calculated pursuant to Rule 13d-3(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under Rule 13d-3(d), shares not outstanding that are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but are not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. Accordingly, share ownership in each case includes shares issuable upon exercise of outstanding options that are exercisable within 60 days after March 1, 2011.  Included in this table are all shares of restricted stock (vested and unvested) as of March 1, 2011.  Unless otherwise indicated in the footnotes and subject to community property laws where applicable, each of the named persons has sole voting and investment power with respect to the shares shown as beneficially owned.

(2)               The address of such person is c/o StarTek, Inc., 44 Cook Street, 4th Floor, Denver, Colorado 80206.

(3)               Mr. Stephenson has entered into an Investor Rights Agreement with us, which is more fully described on page 32 of this definitive proxy statement.

(4)               This disclosure is based on a Schedule 13G/A filed with the Securities and Exchange Commission (SEC) by T. Rowe Price Associates, Inc. on February 10, 2011.  The address of this stockholder is 100 East Pratt Street, Baltimore, Maryland 21202.  These securities are owned by various individual and institutional investors, including T. Rowe Price Small-Cap Value Fund, Inc. (which owns 925,000 shares, representing 6.1% of the shares outstanding), for which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment adviser with power to direct investments and/or sole power to vote the securities.  For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.  Price Associates reports sole voting power with respect to 802,068 shares and sole dispositive power with respect to 1,760,768 shares.

(5)               This disclosure is based on a Schedule 13G/A filed with the SEC by Heartland Advisors, Inc. and William J. Nasgovitz, President and principal shareholder of Heartland Advisors, Inc., on February 10, 2011.  The address of this stockholder is 789 North Water Street, Milwaukee, Wisconsin 53202.  These securities are owned by various individual and institutional investors, including Heartland Value Fund, a series of the Heartland Group, Inc. (which owns 1,038,424 shares, representing 6.9% of the shares outstanding), for which Heartland Advisors, Inc. serves as investment adviser with power to direct investments and/or sole power to vote the securities.  For purposes of the reporting requirements of the Exchange Act, Heartland Advisors, Inc. and William J. Nasgovitz are deemed to be beneficial owners of such securities; however, Mr. Nasgovitz expressly disclaims that he is, in fact, the beneficial owner of such securities.  Heartland Advisors, Inc. reports shared voting power with respect to 1,038,424 shares and shared dispositive power with respect to 1,038,424 shares.

(6)               This disclosure is based on a Schedule 13G/A filed with the SEC by Dimensional Fund Advisors LP on February 11, 2011.  The address of this stockholder is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.  For purposes of the reporting requirements of the Exchange Act, Dimensional Fund Advisors LP is deemed to be a beneficial owner of such securities; however, Dimensional Fund Advisors, LP expressly disclaims that it is, in fact, the beneficial owner of such securities.  Dimensional Fund Advisors LP reports sole voting power with respect to 927,477 shares and sole dispositive power with respect to 958,427 shares.

(7)               This disclosure is based on a Schedule 13G filed with the Securities and Exchange Commission (SEC) by Rydex Holdings, LLC on February 14, 2011.  The address of this stockholder is 805 King Farm Blvd., Suite 600, Rockville, Maryland 20850.  These securities are owned by various individual and institutional investors, including Rydex Series Funds S&P SmallCap 600 Pure Value Fund (which owns 382,811 shares, representing 2.5% of the shares outstanding), Rydex Variable Trust S&P SmallCap 600 Pure Value Fund (which owns 60,073 shares, representing 0.40% of the shares outstanding), Rydex ETF Trust S&P SmallCap 600 Pure Value ETF (which owns 351,835 shares, representing 2.3% of the shares outstanding).  Rydex Holdings, LLC reports shared voting power with respect to 794,719 shares and shared dispositive power with respect to 794,719 shares.

(8)               Includes an aggregate of 841,075 shares of common stock underlying vested stock options.

(9)               Includes 433,526 shares of common stock underlying vested stock options.

(10)         Includes 2,325 shares owned by his spouse through an IRA and 193,114 shares of common stock underlying vested stock options.

(11)         Includes 102,903 shares of common stock underlying vested stock options.

(12)         Includes 58,028 shares of common stock underlying vested stock options.

(13)         Includes 10,000 shares owned by the Zschau Living Trust and 33,000 shares of common stock underlying vested stock options.

(14)         Includes 15,000 shares of common stock underlying vested stock options.

(15)         Includes 3,000 shares owned by her spouse and 15,000 shares of common stock underlying vested stock options.

(16)         Includes 18,000 shares of common stock underlying vested stock options.

Except as set forth in the table presented previously, we know of no other person that beneficially owns 5% or more of our outstanding common stock.

PROPOSAL 1.

ELECTION OF DIRECTORS

Our Bylaws provide that our board of directors must consist of at least one but no more than nine directors.  Each director serves a one year term (or until his or her successor is elected and qualified).  At the Annual Meeting, our stockholders will elect seven directors to serve until the 2012 Annual Meeting of Stockholders and until their successors are duly elected and qualified.

The board of directors, upon recommendation of the Governance and Nominating Committee, has nominated existing directors Dr. Ed Zschau, Ms. P. Kay Norton, Dr. Albert C. Yates, Mr. Harvey A. Wagner, Mr. Christopher M. Smith, Mr. John R. Harris and Mr. A. Laurence Jones, for re-election to serve as directors until their terms expire in 2012.  The names of the nominees, their principal occupations, the years in which they became directors and certain other biographical information is set forth below.  In the event any nominee declines or is unable to serve, proxies will be voted in the discretion of the proxy holders.  We have no reason to anticipate that this will occur.

When considering whether directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the board of directors to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Governance and Nominating Committee and the board of directors considered the information in the individual biographies set forth below as well as the record of service to StarTek of each director nominated for re-election.

Biographical information and qualifications regarding the board of director nominees seeking election is as follows:

Dr. Ed Zschau Director since 1997 Age 71 Chairman of the Board Member of the Compensation Committee Member of the Audit Committee Member of the Governance and Nominating Committee

Dr. Zschau is a Visiting Lecturer with rank of Professor in the Department of Electrical Engineering at Princeton University and was a Professor of Management at Harvard Business School from September 1997 to August 2000. From April 1993 to July 1995, Dr. Zschau was General Manager, IBM Corporation Storage Systems Division. Earlier in his career, he was Founder and CEO of System Industries, Inc. which became a public company in 1980. From 1999 to 2007, Dr. Zschau was a director of the Reader’s Digest Association, Inc., a publicly traded company at the time, and chaired its Finance Committee.

The board of directors believes that Dr. Zschau’s experience in building a technology company, leading a major division of a large multinational corporation, and teaching in the areas of business and technology at world-class universities brings valuable insight to all significant aspects of our business and to leading our board of directors as our Chairman. The board also considers Dr. Zschau to be a financial expert because of his experience as a public company CEO, an IBM division General Manager, and as a professor at Harvard Business School teaching courses in managerial economics and entrepreneurial finance. With thirteen years on our board, Dr. Zschau is our longest serving director and has developed a deep knowledge of our business. His long history with our company, combined with his leadership skills and operating experience, makes him particularly well suited to be our Chairman.

P. Kay Norton Director since 2004 Age 59 Chair of the Governance and Nominating Committee Member of the Audit Committee

Ms. Norton has served as the President of the University of Northern Colorado for the past eight years, after a term as Vice President for University Affairs and General Counsel. Ms. Norton was a trustee of the University from 1995 to 1998. Previously, she was Vice President of Legal and Government Affairs and General Counsel at ConAgra Red Meats Company in Greeley, Colorado.

The board of directors believes that Ms. Norton’s many years of experience in the legal field, particularly in governance, human resources and regulatory matters, are very valuable to the company in our efforts to remain compliant with ever-changing corporate governance and legal regulations. The board also believes her extensive leadership experience developed as President of a world-class university provides valuable leadership experience to our board.

Dr. Albert C. Yates Director since 2004 Age 69 Chair of the Compensation Committee Member of the Governance and Nominating Committee

Dr. Yates was appointed as a director in September 2004. He is currently a business consultant and serves as a member of the board of directors of Guaranty Bancorp, Inc., and Level 3 Communications, both of which are publicly traded companies. Dr. Yates was President of Colorado State University for 13 years. Dr. Yates served on the board of directors of Adolph Coors Brewing Co., a publicly traded company, from 1998 to 2005. He also served on the board of directors of Centennial Bank of the West from 2001 to 2005, on the board of trustees of Berger Funds from 2001 to 2005 and on the board of directors of Dominion Industrial Capital Bank from 1999 to 2000. He further served on the board of First Interstate Bank of Denver from 1990 to 1997 and was a director of the Federal Reserve Bank of Kansas City-Denver branch for six years.

The board of directors believes that Dr. Yates’ expertise and background with regard to the finance and telecommunications industries is a strong asset to our board. Dr. Yates’ experience developed as President of a world-class university brings significant leadership capabilities and his extensive board experience in both publicly traded and privately held companies provides strong governance expertise.

Harvey A. Wagner Director since 2008 Age 70 Chairman of the Audit Committee Member of the Governance and Nominating Committee

Mr. Wagner is currently the managing principal of the H.A. Wagner Group, LLC, a strategic and business consulting firm. Mr. Wagner served as President and CEO of Caregiver Services, Inc., a provider of in-home care and staffing services based in Miami, Florida from April 2008 until his retirement in November 2010. He served as the Managing Principal of the H.A. Wagner Group, LLC from August 2007 to March 2008. He previously served as President and Chief Executive Officer of Quovadx, Inc., a publicly traded global software and services company, from October 2004 to July 2007, and as a member of its board of directors from April 2004 to July 2007. He served as its Acting President and Chief Executive Officer from May 2004 to October 2004. Prior to joining Quovadx, Mr. Wagner served as Executive Vice President and Chief Financial Officer of Mirant Corporation, an independent energy company, from January 2003 to April 2004. Before his service at Mirant, Mr. Wagner was Executive Vice President of Finance, Secretary, Treasurer and Chief Financial Officer of Optio Software, Inc., a software provider, from February 2002 to December 2002. From May 2001 to January 2002, he performed independent consulting services for various corporations. He was Chief Financial Officer, General Manager and Chief Operating Officer for PaySys International, Inc., a provider of financial payment processing applications, from December 1999 to April 2001. He also served as Executive Vice President of Finance and Administration and Chief Financial Officer for Premiere Technologies, Inc. from April 1998 to September 1999 and is currently a director of Cree, Inc., both of which are publicly traded companies. Mr. Wagner also holds a Certificate of Director Education from the National Association of Corporate Directors and a B.A. from the University of Miami.

The board of directors believes that Mr. Wagner’s significant experience, expertise and background with regard to financial and accounting matters and his extensive senior management and board level experience in diverse industries, particularly the high technology industry bring valuable expertise to the board. The board also considers Mr. Wagner to be a financial expert because of his 45 years of senior financial positions, including his experience as Chief Financial Officer for six different publicly traded companies.

Christopher M. Smith Director since 2010 Age 48 Member of the Compensation Committee

Mr. Smith currently serves as President of Cochlear Americas, a Denver-based subsidiary of Cochlear Limited (ASX listed), a publicly traded medical device company headquartered in Sydney, Australia, which is the market leader in the development, manufacturing and distribution of implantable hearing devices.  Cochlear Americas is a subsidiary of Cochlear Limited with direct operations in the United States, Latin America and Canada and annual revenue of approximately 300

Member of the Governance and Nominating Committee

million Australian dollars.  Mr. Smith has served as its President since 2004.  Mr. Smith’s prior experience includes roles as CEO in Residence with Warburg Pincus in New York, a leading direct equity investor in healthcare, and as Group President of Gyrus Group (LSE listed), a market leader in surgical products headquartered in Reading, England.  Mr. Smith also previously served as director of Acclarent Inc., a private medical device company, from 2004 to 2009 and Xtent Medical, a public medical device company, from 2008 to 2009.

The board of directors believes that Mr. Smith’s experience in international business and the healthcare industry will bring valuable expertise to the board and assist the Company with its growth initiatives to expand globally and expand its customer care offerings to customers in the healthcare industry.  The board also believes Mr. Smith’s extensive leadership experience in senior management positions and board level experience brings valuable expertise to the board.

John R. Harris Director since 2010 Age 62 Member of the Compensation Committee Member of the Audit Committee

Mr. Harris currently serves as Chief Executive Officer of Chemical Information Services (CIS), a provider of product-based information services to the global chemical and pharmaceutical buyer communities. Mr. Harris was appointed as CEO of Chemical Information Services in February 2011. Mr. Harris served as President and CEO of eTelecare Global Solutions, Inc. from 2006 through its acquisition by Stream Global Services in 2009.  eTelecare, headquartered in Manila, Philippines, had annual revenue of approximately $285 million and over 13,000 employees worldwide.  Previously, Mr. Harris served as President and Chief Executive Officer of Seven Worldwide, a $400 million BPO services company, from 2003 to 2005, as President and Chief Executive Officer of Delinea Corporation, a BPO services company, from 2002 to 2003, and as President and Chief Executive Officer of Exolink Corporation, a technology company, from 2001 to 2002.  From 1973 to 1999, Mr. Harris held a variety of positions, including group vice president and corporate officer, with Electronic Data Systems Corporation, or EDS, a provider of IT and BPO services (now a part of Hewlett Packard).  Mr. Harris holds a B.B.A. and a M.B.A. from West Georgia University.  Mr. Harris is currently a director of Premier Global Services and Banktec, both privately held companies, and The Hackett Group and DG FastChannel, both publicly held companies Mr. Harris also served as a director of inVentiv Health, a publicly traded company, from May 2000 to May 2008.

The board of directors believes that Mr. Harris’ experience in the BPO services industry brings valuable experience to the board and assists the Company with its global expansion initiatives and operational improvement initiatives.  The board also believes Mr. Harris’ extensive leadership experience in senior management positions and on boards of directors brings valuable expertise to the board.

A. Laurence Jones Director since 2006 Age 58

Mr. Jones has served as our President and Chief Executive Officer since January 5, 2007. Mr. Jones most recently served as principal of Aegis Management, LLC, which provides management consulting services. He served as President and CEO of Activant Solutions, Inc., a software company that provides vertical ERP solutions for distribution industries, from 2004 until May 2006, when the company was sold to a private equity firm. He served as a director of Activant for six years prior to taking the President and CEO position there. From November 2002 through July 2004, Mr. Jones was Chairman and CEO of Interelate, Inc., which provided outsourced customer relationship management services. From 1999 until 2002, Mr. Jones was President and CEO of MessageMedia, a public internet company which provides e-marketing services. He has also held management and/or director positions at Exabyte Corporation, WebClients, Neodata Services, Inc., GovPX, Inc., Automatic Data Processing, and Wang Laboratories.  Mr. Jones currently serves on the board of Comverge, Inc., a publicly traded provider of smart grid, demand management and energy efficiency solutions.

The board of directors believes that Mr. Jones’ strong and diverse business background as a board member and chief executive officer in the technology and business process outsourcing industries is valuable to his service on the board. The board also considered his strong leadership and team building skills demonstrated during his tenure as Chief Executive Officer of our company.

CORPORATE GOVERNANCE

The Board of Directors

During 2010 the board of directors was comprised of Dr. Ed Zschau, Dr. Albert C. Yates, Ms. P. Kay Norton, Mr. Harvey Wagner, Mr. Christopher M. Smith, Mr. John R. Harris, and Mr. A. Laurence Jones.  Each of the directors’ biographies is set forth above.  Messrs. Smith and Harris were appointed to the board in June and October of 2010, respectively.  The board of directors held nine meetings during 2010 and took action by unanimous written consent in lieu of a meeting twice.  All directors attended all meetings of the board of directors and of the committees on which they served during 2010 that occurred while they were a director with the exception of one special meeting that Ms. Norton was unable to attend.  As a result, all members attended at least 75% of the meetings of the board of directors and committees on which they serve.  We do not require that our directors attend our annual meetings of stockholders; however all directors attended the 2010 Annual Meeting.

In 2010, the Governance and Nominating Committee determined to identify two new board members. The Governance and Nominating Committee sought potential nominees from several sources, including an outside search firm that was engaged to assist in the process. As a result of the process conducted by the Governance and Nominating Committee, the Committee recommended the appointment of Messrs. Harris and Smith to the Board. Mr. Smith was referred to the Governance and Nominating Committee by our Chief Executive Officer who learned of Mr. Smith as a result of our Chief Executive Officer’s networking among his peers at other companies.  Mr. Harris is well known within the BPO industry and came to the attention of the Governance and Nominating Committee through the Chief Executive Officer who had known Mr. Harris as a fellow board member at anther company.

Our board of directors has determined that each of Dr. Zschau, Dr. Yates, Ms. Norton, Mr. Wagner, Mr. Smith and Mr. Harris are independent directors under the regulations of the New York Stock Exchange (the “NYSE”).  None of these directors or nominees has any relationship or has been party to any transactions that the board believes could impair the independent judgment of these directors or nominees in considering matters relating to us.

Leadership Structure of our Board

Dr. Zschau has served as our non-executive Chairman since May 2006.  We have maintained a leadership structure since that time with the non-executive Chairman separate from the Chief Executive Officer, although the board has no formal policy with respect to the separation of such offices.  The independent directors meet regularly without management present, and Dr. Zschau, our Chairman, presides at these meetings.

Our board of directors believes that it is the proper responsibility of the board to determine who should serve as Chairman and/or Chief Executive Officer and whether the offices should be combined or separated. The board members have considerable experience and knowledge about the challenges and opportunities the company faces. The board, therefore, is in the best position to evaluate the company’s current and future needs and to judge how the capabilities of the company’s directors and senior management from time to time can be most effectively organized to meet those needs.  The board believes that the separate offices of the Chairman and CEO currently functions well and is the optimal leadership structure for our company. While the board may combine these offices in the future if it considers such a combination to be in the best interest of the company, it currently intends to retain this structure.

Audit Committee

Our board of directors has an Audit Committee that assists the board of directors in fulfilling its oversight responsibility relating to our financial statements and financial reporting process and our systems of internal accounting and financial controls.  The Audit Committee has adopted a written charter which is available on our website at www.startek.com.  The Audit Committee is also responsible for the selection and retention of our independent auditors, reviewing the scope of the audit function of the independent auditors and approving non-audit services provided to us by our auditors, and reviewing audit reports rendered by our independent auditors. The members of the Audit Committee are Mr. Wagner, Dr. Zschau, Ms. Norton and Mr. Harris, each of whom is an “independent director” as defined by the NYSE’s listing standards and is financially literate. Our board of directors has determined that Mr. Wagner, Chairman of the Audit Committee, and Dr. Zschau, Audit Committee member, each qualify as an “audit committee financial expert” under SEC rules. The Audit Committee met five times during 2010 and took action by unanimous written consent once.

Compensation Committee

Our board of directors also has a Compensation Committee, for which the board has adopted a written Compensation Committee Charter.  A current copy of this charter is available on our website, www.startek.com.  The Compensation Committee reviews our compensation programs and exercises authority with respect to payment of direct salaries and incentive compensation to our executive officers. In addition, the committee is responsible for oversight of our equity incentive plans.  The members of the Compensation Committee are Dr. Zschau, Dr. Yates, Mr. Smith and Mr. Harris, each of whom is an “independent director” as defined by the NYSE’s listing standards. The Compensation Committee met twelve times in 2010 and took action by unanimous written consent in lieu of a meeting twice.  Dr. Yates is the Chairman of the Compensation Committee.

Governance and Nominating Committee

The Governance and Nominating Committee of our board of directors is responsible for the nomination of candidates for election to our board, including identification of suitable candidates, and also oversees our corporate governance principles and recommends the form and amount of compensation for directors to the board for approval.  The Governance and Nominating Committee also administers annual self-evaluations of the board of directors and all committees of the board.  The Governance and Nominating Committee has adopted a written charter which is available on our website, www.startek.com.  The members of the Governance and Nominating Committee are Dr. Zschau, Dr. Yates, Ms. Norton, Mr. Wagner, and Mr. Smith, each of whom is an “independent director” as defined in by the NYSE’s listing standards.  Ms. Norton is the Chairman of the Governance and Nominating Committee.  Notwithstanding the Governance and Nominating Committee, certain of our nominees to our board of directors may be named in the future by certain of our stockholders pursuant to the terms of an Investor Rights Agreement described on page 33 under “Investor Rights Agreement.” The Governance and Nominating Committee held five meetings in 2010 and took action by unanimous written consent in lieu of a meeting once.

Director Nominations

The Governance and Nominating Committee does not have an express policy with regard to the consideration of any director candidates recommended by our stockholders because our bylaws permit any stockholder to nominate director candidates, and the committee believes that it can adequately evaluate any such nominees on a case by case basis. The committee will consider director candidates proposed in accordance with the procedures set forth on page 35 under “Stockholder Proposals,” and will evaluate stockholder-recommended candidates under the same criteria as other candidates.

Although the committee does not currently have formal minimum criteria for nominees, it considers a variety a factors such as a nominee’s independence, prior board experience, relevant business and industry experience, leadership experience, ability to attend and prepare for board and committee meetings, ethical standards and integrity, cultural fit with the company’s existing board and management, and how the candidate would add to the diversity in backgrounds and skills of the board.  The Governance and Nominating Committee takes into account diversity considerations in determining our nominees and believes that, as a group, the nominees bring a diverse range of perspectives to the board’s deliberations; however, we do not have a formal policy on board diversity. Any candidate must state in advance his or her willingness and interest in serving on our board.  In identifying prospective director candidates, the Governance and Nominating Committee seeks referrals from other members of the board, management, shareholders and other sources. The Governance and Nominating Committee also may, but need not, retain a professional search firm in order to assist it in these efforts. The Governance and Nominating Committee utilizes the same criteria for evaluating candidates regardless of the source of the referral. When considering director candidates, the Governance and Nominating Committee seeks individuals with backgrounds and qualities that, when combined with those of our incumbent directors, provide a blend of skills and experience to further enhance the board’s effectiveness.

Board’s Role in Risk Oversight

The board of directors takes an active role in risk oversight of our company both as a full board and through its committees.  The agendas for the board and committee meetings are specifically designed to include an assessment of opportunities and risks inherent in our company’s strategies and compensation plans.  On an annual basis, management presents to the board its strategic plan for the upcoming year.  Included in the strategic plan presented to the board in 2010 was a detailed and comprehensive analysis of enterprise-wide risks facing our company.  The objectives for the risk assessment included (i) facilitating the NYSE governance requirement that the Audit Committee discuss policies around risk assessment and risk management; (ii) developing a defined list of key risks to be shared with the Audit Committee, board and senior management and (iii) determining whether there are risks that require additional or higher priority mitigation efforts.  All identified risks were prioritized based on the potential exposure to the business, measured as a function of severity of impact and likelihood of occurrence.  The board reviewed the impact and likelihood of each of the risks and selected the top five risks which required the highest priority.  For each of the high priority risks, the board tasked management with documenting and monitoring its mitigation strategies.  In 2010, at each regularly scheduled Audit Committee meeting management presented an updated summary of enterprise risks, mitigation strategies and progress on previously identified risks and mitigation steps.  The Audit Committee then determined whether the mitigation activities were sufficient and whether our company’s overall risk management process or control procedures require modification or enhancement.  We plan on continuing this iterative process in 2011.

Corporate Governance Guidelines

Our board of directors has adopted corporate governance guidelines, in accordance with applicable rules and regulations of the SEC and NYSE, to govern the responsibilities and requirements of the board of directors. A current copy of our Corporate Governance Guidelines is available on our website, www.startek.com.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our directors and employees, including our principal executive officer, principal financial officer, and principal accounting officer.  The Code of Business Conduct and Ethics is available on the investor relations page of our website at www.startek.com.  We intend to disclose on our website any amendments to or waivers of the code applicable to our directors, principal executive officer, principal financial officer, chief accounting officer, controller, treasurer and other persons performing similar functions within four business days following the date of such amendment or waiver.

Related Person Transaction Approval Policy

Our Audit Committee reviews and pre-approves transactions we may enter into with our directors, executive officers, principal stockholders (greater than 5%) or persons affiliated with our directors, executive officers or principal stockholders. Our Audit Committee has adopted formal procedures for these reviews. We have a written related person transaction approval policy which the Audit Committee is responsible for applying.  Transactions subject to this policy include any transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships in which the Company is or will be a participant and in which a related person has a direct or indirect interest.  A related person includes (1) all of our directors and executive officers, (2) any nominee for director, (3) any immediate family member of a director, nominee for director or executive officer and (4) any holder of more than five percent of our common stock, or an immediate family member of such holder.  The standards for approval by the Audit Committee include (i) whether the terms are fair to the Company, (ii) whether the transaction is material to the Company, (iii) the role that the related person has played in arranging the transaction, (iv) the structure of the related person transaction and (v) the interests of all related persons in the transaction.  Furthermore, our Code of Business Conduct and Ethics requires directors and executive officers to disclose any transaction with us in which they may have a direct or indirect interest.

Available Information

Copies of our key corporate governance documents, including the committee charters, described previously, are available on the investor relations page of our website at www.startek.com.  Any stockholder that wishes to obtain a hard copy of any of these corporate governance documents may do so without charge by writing to: Sr. Director of SEC Reporting, 44 Cook Street, 4th Floor, Denver, Colorado, 80206.

EXECUTIVE OFFICERS

Set forth below is information regarding our executive officers as of March 1, 2011:

Officer Name	Age	Position	Since

A. Laurence Jones	58	President and Chief Executive Officer	2007
Chad A. Carlson	44	Executive Vice President and Chief Operating Officer	2010
David G. Durham	49	Executive Vice President, Treasurer and Chief Financial Officer	2007
Susan L. Morse	64	Senior Vice President, Human Resources	2007
Shelia L. Fisher	58	Senior Vice President, Sales and Marketing	2011
Dave M. Gomez	46	Senior Vice President, General Counsel and Secretary	2010

Mr. Jones’ biography appears under the heading “Election of Directors.”

Chad A. Carlson; age 44; Executive Vice President and Chief Operating Officer

Mr. Carlson has served as our Executive Vice President and Chief Operating Officer since June 2010.  Mr. Carlson most recently served as Executive Vice President of Global Operations at Sitel, a global business process outsourcing (BPO) company.  In this role since 2008, Mr. Carlson lead operations in over 30 countries with 150 locations and more than 60,000 employees, and oversaw over $1 billion in annual revenue.  From 2007 to 2008, Mr. Carlson served as Chief Operating Officer of the Americas and Asia Pacific operations for Sitel and from 2003 to 2007 he served in the same role for ClientLogic, a global business process outsourcing company, prior to their acquisition of Sitel.  Mr. Carlson has over fifteen years of experience in the call center industry, serving in a variety of operational roles including as a site director and global operational leadership roles.

David G. Durham; age 49; Executive Vice President, Treasurer and Chief Financial Officer

Mr. Durham has served as our Executive Vice President, Treasurer and Chief Financial Officer since September 2007. Mr. Durham most recently served as Chief Financial Officer and Treasurer for CIBER, Inc., an international information technology consulting company. Mr. Durham joined CIBER in May of 1995 when the company acquired St. Louis based Spencer & Spencer Systems, Inc., where he was Vice President and Chief Financial Officer. Mr. Durham began his career in public accounting with St. Louis based Rubin Brown.

Susan L. Morse; age 64; Senior Vice President, Human Resources

Ms. Morse has served as our Senior Vice President, Human Resources since February 2007. From 2005 to 2006, Ms. Morse was Vice President of Human Resources at Carrier Access, a telecommunications equipment technology company. Ms. Morse served as Senior Vice President of Human Resources at Whitewave Foods, a subsidiary of Dean Foods, from 2002 to 2005. From 1999 to 2002, Ms. Morse was Vice President of Human Resources at MessageMedia, a public internet company which provides e-marketing services. From 1993 to 1999, she served as Division President of Human Resources at Centrobe, Inc., formerly Neodata Services, Inc. She has also held various other human resources positions at Wang Laboratories.

Shelia L. Fisher; age 58; Senior Vice President, Sales and Marketing

Ms. Fisher has served as our Senior Vice President, Sales and Marketing since January 2011.  Ms. Fisher previously served Vice President, Synergy Revenue at ACS, a Xerox Company that provides BPO and IT outsourcing across a variety of industries.  She served in this role since February 2010 when Xerox acquired ACS, leading ACS cross-selling efforts aimed at leveraging full Xerox and ACS capabilities.  From 2001 to 2010, Ms. Fisher served in various roles of increasing responsibility within ACS, including Vice President, Business Process Solutions Group and Sales Director, Global Customer Care.  From 2001 to 2003, Ms. Fisher was Executive Vice President, Business Development of CyberRep until its acquisition by ACS.  Ms. Fisher began her career in the BPO industry at Sykes Enterprises, Inc. where she was Senior Business Development Director from 1999 to 2001.  Prior to this she served in various sales and operational roles in the energy, insurance and banking industries.

Dave M. Gomez; age 46; Senior Vice President, General Counsel and Secretary

Mr. Gomez has served as our Senior Vice President, General Counsel and Secretary since October 2010.  From 2008 until 2009 he served as Chief Legal Officer and Chief Compliance Officer with eTelecare Global Solutions, a Philippine-based BPO provider with over 13,000 agents worldwide.  From 2005 until 2008, Mr. Gomez served as General Counsel for ProLink Holdings Corp. and from 2004 to 2005 as Senior Attorney at EaglePicher Incorporated. From 1996 to 2003, he was an associate with the law firm of Quarles & Brady, Streich Lang, LLP in Phoenix, Arizona.  Prior to his legal career, Mr. Gomez was a Senior Design Engineer with Loral-Vought Systems and Rockwell International Space Systems Division. Mr. Gomez holds a Bachelor’s degree in Aeronautical Engineering from Arizona State University, an M.B.A. from Pepperdine University and a Juris Doctorate from The University of Texas School of Law.

COMPENSATION DISCUSSION AND ANALYSIS

Summary

We emphasize a total compensation approach in establishing individual executive compensation levels, with each element of compensation serving a specific purpose.    Our compensation structure is significantly performance-based, but also reflects our desire not to encourage excessive risk-taking.  The design rewards the senior executives with a blend of base salary, short-term incentives, long-term rewards and required share ownership.  We believe that this blend of components provides the Company’s leadership team with the appropriate incentives to create long-term value for stockholders while taking thoughtful and prudent risks to grow the value of our company.

Element	Type of Compensation	Objective
Annual Cash Compensation	Base Salary	Provide a base wage that is competitive, reflective of individual performance and within range guideline for level
	Annual Incentive	Motivate executives to achieve annual business and non-financial goals. Key performance metrics are Revenue and EPS

Long-Term Incentives	Restricted Stock	Motivate executives to make decisions that focus on long-term stockholder value creation
Stock Options

Our strategy is to become a market leader in providing high-value BPO services to our clients. Our approach is to develop relationships with our clients that are partnering and collaborative in nature where we are focused, flexible and really listen to their business needs.  In addition, we need to deliver creative industry-based solutions to meet our clients’ ever changing business needs. The end result is the delivery of a quality customer experience to our client’s customers. To become a leader in the market, our strategy is to:

•                  grow our existing client base by deepening and broadening our relationships,

•                  add new clients and continue to diversify our client base by entering new vertical markets

•                  improve the profitability of our business through an increased percentage of revenues from our offshore operation, operational improvements, increased utilization and right-sizing our North American operation,

•                  expand our global delivery platform to meet our client needs,

•                  broaden our service offerings by providing more innovative and technology enabled solutions,

•                  identify prudent acquisitions to expand our business scale and service offerings

The continuing economic downturn in 2010 adversely affected our financial performance during the year.  The effects of the downturn were primarily felt with declining volume from our two largest clients in the US, AT&T and TMobile.  In addition, the faster than expected migration of clients from North America to our offshore locations led to lower revenues associated with similar volume levels at lower pricing and higher costs of initial ramping of business.  Highlights for the year were:

•      Revenue of $265 million, a decline of 8% from 2009

•      Net loss of $19.4 million or $(1.30) per share;

•      Expansion of offshore platform:

•      Opened and ramped a 440 seat facility in Costa Rica;

•      Launched a second site in the Philippines with over 2,100 agent seats;

•      More than tripling the number of offshore seats.

•      Right-sized North American operations

•      Executed contracts with five new clients for over 270 FTE’s

•      Expanded vertical coverage beyond the telecommunications sector

•      Hired new COO and Senior Vice President of Sales and Marketing

•      Launched second generation StarTek@Home platform

In 2010, the Compensation Committee reviewed the compensation of our CEO in February with associated increases in salary taking effect in April and the remainder of the named executive officers were reviewed in April with associated increases taking effect in July.  In addition, each of the named executive officers received an annual grant of options and restricted stock.  Based on this review cycle, the performance for 2010 was not taken into account for annual reviews and salary adjustments in 2010 but will be reflected in 2011 reviews and salary adjustments.   However, 2010 performance was used for determinations with respect to annual incentives paid in 2010.

Objectives

As noted above, our compensation programs are intended to provide a link between the creation of stockholder value through execution of the Company’s business strategy and the compensation earned by our executive officers and certain key personnel.  The objectives of our compensation programs are to:

•                  attract, motivate, and retain superior talent;

•                  ensure that compensation is commensurate with our overall performance and increases to stockholder value in the short and long term, and:

•                  ensure that our executive officers and certain key personnel have enough financial incentive to motivate them to achieve sustainable growth in stockholder value.

Elements of Executive Compensation Structure

Our compensation structure is significantly performance-based, but also reflects our desire to discourage excessive risk-taking.  The structure rewards the senior executives with a blend of base salary, short-term incentives, long-term rewards and, in some cases, required share ownership.  We believe that this blend of components provides senior leadership team with the appropriate incentives to create value for stockholders while taking thoughtful and prudent risks to grow the value of our company.  The Compensation Committee and Audit Committee work closely to ensure that there is a shared risk assessment view.

Our compensation structure consists of three elements of remuneration.

•                  Competitive base pay and suite of retirement, health, and welfare benefits.  Our executives receive the same retirement, health, and welfare package provided to all of our exempt employees, plus supplemental company-paid life insurance, long-term disability and accidental death and dismemberment insurance.  This tier of remuneration is designed to be sufficiently competitive, given market and economic conditions, to attract and retain high-quality executives.

•                  Short-term incentive bonus plan linked to both non-financial goals and company performance.  Payouts under this plan occur twice yearly and vary based on achievement of non-financial goals and the extent to which the company meets its stated financial goals, as described further below.

•                  Long-term incentives designed to reward the achievement of sustainable growth in stockholder value.  These long-term incentives are typically in the form of stock options and restricted stock awards granted under the StarTek, Inc. 2008 Equity Incentive Plan.

Purpose of the Current Incentive Plan Structure

The purpose of the short-term incentive plan structure is to ensure that executives remain focused on improving operating efficiencies despite short-term challenges such as significant offshore and near shore growth efforts.  We recognize that growth in revenue without increased operating efficiencies and income from operations is counter-productive.  The short-term incentive plan is designed to keep executives focused on this reality and on improving revenue growth and operational efficiencies while decreasing our non-operating expenses.  Eighty percent of available incentives are linked to these financial goals.  To a lesser extent, the short-term incentive plan also allows for non-financial strategic goals, which, for the past four years, have been shared goals for the executive team.  These non-financial goals account for the remaining 20% of available incentives.  This allows us to place a focus on specific strategic actions which may not have returns in the short-term and to align the entire executive team on the business necessity of preparing for the future.

Long-term incentives provided to our executives consist of equity grants in the form of stock options or restricted stock grants which are designed to retain key personnel and keep executives focused on increasing long-term stockholder value through sustainable improvements in our business, as reflected in our stock price.  Pressure, real or perceived, to achieve short-term earnings goals could create a temptation to slow longer-term growth.  However, the combination of growth and sustained improvement in profitability is necessary for sustained improvement in our stock value.  Accordingly, the long-term incentives keep executives focused on both our short and long-term success.

How We Determine to Pay What We Pay

Our cash compensation policy is based both on market competitive norms and performance.  On a bi-annual basis we determine market norms by referencing executive officer salaries and bonuses at peer companies.  These norms were last established in 2009 and were based on a twelve company peer group of business processing outsourcing companies (see “Benchmarking of Compensation” below), and third party compensation surveys.  The data will be updated and reviewed again in the fall of 2011.  Base pay for executive officers is currently at or slightly below the 50th percentile of the peer group.  However, our maximum bonus opportunity can be above the midpoint of the market range depending on company and individual performance.  The level at which company performance determines a certain executive’s bonus payout is different depending on the level of the executive; generally, 80% of the bonus criteria for the executive officers are tied closely to company financial performance, while the bonuses of other management personnel are based partially on company or site performance and partially on individual performance during the year.

Our Compensation Committee takes several factors into account in determining the level of long-term incentive opportunity to grant to executive officers.  In 2010, the Compensation Committee primarily took the following factors into account:

•                  the level of each executive officer’s role

•                  each executive officer’s performance,

•                  equity compensation grants made in the past,

•                  recent changes in stock value,

•                  value realized by executives from past grants,

•                  the financial statement impact of equity compensation grants,

•                  the level of grant required to keep executives focused and motivated in the coming year, and

•                  competitive practices among our peer group with regard to long-term incentives in that particular year.

Our approach to allocating between long-term and short-term compensation is based on the following key assumptions:

•                  The majority of an employee’s cash compensation comes in the form of a base salary, which is at or slightly below the median peer group level.  The cash from these base salaries can be enhanced by the payment of a bonus that is at or above market norms.  This level of payment will only come, however, if we achieve above target performance in revenue and profitability or earnings per share.  Therefore, by linking Company performance to all or some of the payment of an annual bonus, particularly for executives, we can provide a strong incentive for our executives to improve key business drivers and thus, revenue and profitability.

•                  We expect that in the long run, the bulk of executive officer compensation will come from stock price appreciation and other long-term incentives.  Executives are allocated sufficient equity upside to ensure that they will be rewarded for sustained increases in stock value.  We believe that we can drive increases in stock value through sustainable growth and improvement in profitability as well as by maintaining credibility in the marketplace.  Through these means, we hope to motivate our executives to create the kind of sustained increase in share value that will reward stockholders and executives alike.

Benchmarking of Compensation and Determination of Base Pay

In 2009, our Compensation Committee engaged Frederic W. Cook, Inc., an independent compensation consulting firm to perform a review of our executive compensation program focusing on the program’s effectiveness in supporting our business strategy; its relative reasonableness compared to competitive practice for companies in related businesses of similar size and market value; and the changing business and regulatory environment, institutional investor initiatives, corporate governance considerations, etc.  The review included salaries, annual performance bonuses, long-term incentives and other program features.  The consultant reported directly to the Compensation Committee.

Also in 2009, Frederic W. Cook, Inc. conducted our bi-annual update of the benchmarking.  This benchmarking looked at publicly traded business process outsourcing companies that have annual revenue in the range of $200 million to $500 million.  We included the following companies in our benchmark analysis:

•      APAC Customer Services

•      CDI

•      COMFORCE

•      Computer Task Group

•      ExlService Holdings

•      ICT Group

•      iGate

•      Lionbridge Technologies

•      PFSweb

•      Rainmaker Systems

•      Sykes Enterprises

•      Virtusa

This is the same peer group that we used in our 2007 benchmarking, with the exception of Intelligroup (delisted), First Consulting (acquired) and PeopleSupport (acquired).  The Compensation Committee requested that the review of our executive compensation program focus on its relative reasonableness and effectiveness compared to competitive practice for companies in related businesses of similar size and market value, such as those described above.  We looked at the compensation paid to the executive officers of these companies to assess where we stand relative to market.  We observed that our base pay was at or slightly below the midpoint of base pay for executive officers of these companies.  We also observed that our annual incentive opportunity was approximately the 50th percentile of the executive officers working for companies in this group.  Finally, we examined the long-term incentive opportunity for our executive officers in the form of stock options granted in 2009.  Compared to the grants made for executive officers in the above referenced companies, our equity awards have been in the 25th to 50th percentile range.

As discussed above, we benchmarked the compensation of our named executive officers with that of our competitors for each element of compensation, including base pay, target bonus awards and equity awards.  The pay of our Chief Executive Officer, Chief Financial Officer and all other named executive officers was set at approximately the median rate of our peer group.  In 2009, the base pay to our Chief Executive Officer was slightly below the 50th percentile, the target bonus award was slightly above the 50th percentile with the total target direct compensation (defined as base salary, target annual bonus, and target grant value of long-term incentives) being slightly below the 25th percentile.  The Compensation Committee made the determination that it would weight the elements of the Chief Executive Officer’s compensation toward incentive-based and equity-based compensation to align his personal interests with those of our stockholders.  The compensation awarded to our Chief Financial Officer our Chief Operating Officer and other named executive officers also closely approximated the median range of the industry peer group.

We utilized both our experience in recruiting executives and the 50th percentile of the benchmark data to set our ranges for our executive base pay for 2009 and 2010.  We have made no changes from the salary ranges set in 2007.  The executive officers were near the 50th percentile of pay during the 2007 benchmarking study and we did not observe any significant changes in our 2009 study or in our industry that would warrant increases or decreases to the pay range.  Since we view the benchmark companies as competitors for talent, we believe it is useful to continue to examine their pay practices from time to time.  Once we establish our base pay ranges, performance and experience in the role, as determined by our Compensation Committee, differentiate the base pay that executives earn.

In 2010, NEO’s received merit consideration and increases to their base pay.  The amount of the increase was based on performance in the roles assigned to each as well as the market movement since the last increase.  These increases were effective on April 1, 2010 for the CEO and on July 1, 2010 for the others.  No salary increase had been given for 28 months prior to these increases.  The CEO performance evaluation is based on a 7 factor analysis (Strategic Leadership, Operational Management, Financial Management, Human Resources Management, Governance and Guardianship, Board Relations, and Shareholder relationships) with an additional 8 areas of focus.  Input was received from the CEO and all independent members of the board of directors.  His performance was rated exceeds expectations (work performance is consistently above the standards and expectations for the position).

As CFO Dave Durham was rated on 3 areas:  Results of Key Performance Indicators (10 key areas include Finance, Accounting and SOX Functions, Planning and Analysis, Information Technology and Information Systems, Investor Relations, Real Estate, Board and Audit Committee Relations,  Business Leadership, Expense Control, and Shared Service Delivery), Leadership and the StarTek Principles.  His performance was rated exceeds expectations (work performance is consistently above the standards and expectations for the position).

As SVP, Corporate Development Mary Beth Loesch was rated on 3 areas:  Results of Key Performance Indicators (7 key areas include M&A, Strategic Planning, Marketing, Public Relations Product Strategy Marketing, Expense Control and Business Leadership), Leadership and the StarTek Principles.   Her performance was evaluated as met expectations (work performance consistently meets the standards and expectations for the position).

Chad Thorpe was promoted to SVP, Sales in 2010 so his performance evaluation was based on his previous position SVP, Operations.  The rating was based on 3 areas:  Results of Key performance indicators (4 key areas include Client Relationships, Client Retention, Operational Excellence, Business Leadership), Leadership and the StarTek Principles.   His performance was evaluated as Exceeds Expectations (Work performance consistently meets the standards and expectations for the position).

In 2010, our Compensation Committee engaged James F. Reda & Associates, LLC, an independent compensation consulting firm to perform our bi-annual benchmarking and review of our executive compensation program.  This consultant was hired by and will report directly to the Compensation Committee.

Executive Incentive Bonus Plan

The Compensation Committee approves the executive incentive bonus plan based on related corporate financial targets set annually by the Board of Directors.  The plan can be changed, suspended or eliminated, in whole or in part, at any time, with or without notice to participants in the incentive bonus plan.

Payments made under the annual executive incentive bonus plan are subject to both non-financial and Company-wide financial objectives.  The extent to which non-financial objectives weigh on an individual’s bonus payment is different depending on the level of the individual in the organization.  Specifically, lower level executives’ bonus payouts are weighted more heavily towards individual and business unit goals and higher ranking executives’ bonuses are weighted more heavily towards Company-wide financial metrics.  For 2010, the overall bonus potentials for the executive officers ranged from 33% to 100% of each executive officer’s base salary, as follows:  the Chief Executive Officer — 100%; the Chief Financial Officer — 60%; the Chief Operating Officer — 60%;  the Senior Vice Presidents — 40%; Senior Vice President, Sales — 33%.  The corporate financial targets accounted for 80% of the bonus potential and the non-financial targets for 20%.  Payments were made in two installments, one for first half performance attainment paid in August 2010 and a second for full year performance attainment paid in March 2011.  Thirty percent of the financial bonus potential was tied to financial performance objectives for the first half of 2010 and seventy percent of the financial bonus potential was tied to performance objectives for the full year of 2010.  The non-financial goals were weighted equally for the first and second halves of the year.

The incentive bonus plan targets rewards those results which support the Company strategy to grow and improve the profitability of our business.  Forty percent of the bonus potential was based on revenue and forty percent on EPS.  Bonus Payments are made only if the targets are met within a very tight threshold.

We established targets for the financial goals along with threshold attainment for bonus payout and upside should the target be exceeded.  A revenue target of approximately $140 million was set for the first half of 2010 and approximately $305 million for the full year of 2010.  For the half year and full year revenue targets a threshold of 95% achievement was set below which no payment would be made.  Similarly, EPS targets were set for the half and full year of 2010.  Again, a threshold achievement was set below which no payments would be made.  The payments for percentage achievement of revenue and EPS targets were as follows:

Revenue				Earnings per Share
First Half of 2010		Full Year 2010		First Half of 2010		Full Year 2010
Percentage	Payout	Percentage	Payout	Percentage	Payout	Percentage	Payout
achievement	equals	achievement	equals	achievement	equals	achievement	equals
of target	(approx.)	of target	(approx.)	of target	(approx.)	of target	(approx.)
<95%	0%	<95%	0%	<$0.00	0%	<$0.34	0%
95%	50%	95%	50%	$0.00	50%	$0.34	50%
96%	60%	96%	60%	$0.01	60%	$0.35	55%
97%	70%	97%	70%	$0.02	70%	$0.36	60%
98%	80%	98%	80%	$0.03	80%	$0.37	65%
99%	90%	99%	90%	$0.04	90%	$0.38	70%
100%	100%	100%	100%	$0.05	100%	$0.39	75%
101%	110%	101%	110%	$0.06	110%	$0.40	80%
102%	120%	102%	120%	$0.07	120%	$0.41	85%
103%	130%	103%	130%	$0.08	130%	$0.42	90%
104%	140%	104%	140%	$0.09	140%	$0.43	95%
105%	150%	105%	150%	$0.10	150%	$0.44	100%
>105%	>150%	>105%	>150%	>$0.10	>150%	$0.45	105%
						$0.46	110%
						$0.47	115%
						$0.48	120%
						$0.49	125%
						$0.50	130%
						$0.51	135%
						$0.52	140%
						$0.53	145%
						$0.54	150%
						>$0.54	>150%

The threshold revenue goal for the first half of 2010 was met as the executive team achieved 96.23% of its revenue goal.  This resulted in a payout equal to 62.3% of the target revenue payout.  The EPS threshold was not met so no payment was made with respect to such target.  For the full year 2010, neither of the thresholds for payment of bonuses with respect to revenue or EPS was met.

The non-financial portion of the bonus potential in 2010 (20%) was based on the attainment of team goals.  These goals were intended to be strategic in nature and ensure that the executive team was focused on not just current delivery but on actions that would also produce future gains.  Targets were defined and paid out in two equal half year installments with separate goals.  At the conclusion of each half year period the Compensation Committee reviewed the performance of the non-financial goals, and determined the attainment in its opinion.

The non-financial goals for the first half were to have a new sales bookings goal, enter the insurance market vertical and establish a more comprehensive risk management process.  Each of these three goals was assigned equal weight and, assuming full performance against each of the respective goal, would consist of one-third of the available incentive payment.  We did not achieve new sales bookings goal in the first half of 2010 so no payment was made with respect to this criterion.  In order to assess achievement for the entry into the insurance market goal, the Compensation Committee decided on four criteria each of which was equally weighted: identification of the needs of the insurance market, completion of an organization assessment of strengths and weaknesses, inventory current offerings and modify as necessary to meet market needs and sign a new client in this vertical.  The Compensation Committee determined that the first three criteria had been substantially completed but that no client had been signed and that this goal would be considered only 72.5% achieved.  The final first half goal was to establish a more comprehensive risk management process that would address risk mitigation strategies identified as high priority in our strategic plan.  At the time that the goals were set the Company had identified six risks as high priority and completion of mitigation strategies for each such risk was equally weighted.  The Compensation Committee determined that each of these high risks was properly addressed and this goal was judged to have been completely met.  Once the assessment of each individual goal was completed, the final determination of incentive payments was made based upon the previously mentioned equal weighting and percentage achievement.  The total first half non-financial goal payment was therefore 57.5% of the available amount.

A similar process was done for setting of second half non-financial goals and determination of achievement.  The second half non-financial goals were: a new bookings goal, restructure of operations and rollout of the new StarTek Operating Platform.  The StarTek Operating Platform is our internal designation for our continuous improvement program. The new bookings goal was divided into two parts, an embedded base target and a new client target each of which was equally weighted.  The embedded base bookings target was not met but the new client target was met at above the threshold level and therefore the overall goal achievement was determined at 40%.  The restructuring of operations goal was divided into three equally-weighted criteria: implementation of new organization structure, implementation of cost savings programs and completion of optimization models by clients.  The Compensation Committee reviewed all of these criteria and determined that the new organization structure had been completed but that the second and third criteria had been launched but had not been completed.  Therefore the goal was measured as completed to the 75% level.  Finally, the StarTek Operating Platform was divided into three criteria each of which was equally weighted: streamlining of performance management through use of a new agent portal system, adoption of lean six sigma mentality and management training of all positions covered by the StarTek Operating Platform.  The Compensation Committee determined that all three criteria were substantially completed and that a 90% achievement should be applied.  The total second half non-financial goal payment was therefore approximately 68% of the available amount.

Therefore, the calculations for the first and second halves of 2010 were as follows (shown as attainment percentage * percentage of total bonus calculation * weighting between first and second halves):

•	First half:	Revenue:	(62.3% * 40%*30%)	=	7.48
		EPS:	(0% * 40%*30%)	=	0
		Non-financial goals:	(57.5% *20%*50%)	=	5.75
					13.23

•	Full year (second	Revenue:	(0% * 40%*70%)	=	0
	(half non-financial	EPS:	(0% * 40%*70%)	=	0
	goals)	Non-financial goals:	(68.3% *20%*50%)	=	6.84
					6.84

Long Term Compensation — Form of Award and 2010 Actions

The Compensation Committee has awarded stock options and restricted stock awards under the StarTek, Inc. 2008 Equity Incentive Plan.  Thus far, other equity-based incentives have not been considered but they may be considered in the future.  Options and restricted stock awards bear a relationship to the achievement of our long-term goals in that both increase in value as our stock increases in value.  A significant portion of management’s compensation package is equity-based; as such, management bears significant exposure to downside equity risk as the income they derive from these stock-based awards is contingent upon our stock’s appreciation in the marketplace.  The Compensation Committee has carefully evaluated the cost of the grants of stock options and restricted stock awards to its executive officers.  It will continue to evaluate the cost of stock options and restricted stock awards and other forms of equity compensation vehicles against the benefit those vehicles are likely to yield in building sustainable share value.

In 2007 the Compensation Committee determined range guidelines for annual equity grants based on the level of the executive.  In 2010 the Compensation Committee made grants to executives of a combination of stock options and restricted stock based on the level of the executive, our range guidelines and the performance of the individual as judged by the annual performance review process.  Each executive has a midpoint number of options and restricted stock (equal to 2.5 options for each share of restricted stock) determined by level with a positive and negative range to either increase or decrease the number of options and restricted stock granted based on performance.  Performance is based on the judgment of Compensation Committee with respect to the CEO and based upon the recommendation of the CEO and approval of the Compensation Committee with respect to other executives. The 2010 annual stock option and restricted grants were determined at the same time as the performance evaluation for each and the performance evaluation determined where in the range the grant was made.  Larry Jones and Dave Durham were evaluated as exceeding expectation for 2009 performance and their grants were made in high end of the range.  The performance evaluation for Mary Beth Loesch was at target performance and the grant was near the range midpoint.  Chad Thorpe was newly promoted to SVP Sales; in his previous role his performance was rated as exceeds expectations so he received a grant at the high end of the range which was also in consideration of his new role.

Equity Grants and Market Timing

We have not granted equity awards in coordination with the release of material, non-public information, and our equity award grant practices are separate from discussions regarding the release of such information.  The Compensation Committee makes the decision to grant stock options or restricted stock awards when new hires occur and on an annual basis and when the Compensation Committee determines that additional equity grants are necessary to retain key talent.  The Compensation Committee has approved guideline ranges for new hire and annual grants by level of position to ensure our ability to attract and retain key employees.  Grants are made on the date the Compensation Committee approves the grants and are not matched to other specific Company events except, in the case of a new hire not yet started, the actual start date becomes the grant date.

Except as stated below, we have no program, plan, or practice of awarding options and setting the exercise price based on any price other than the fair market value of our stock on the grant date.  The StarTek, Inc. 2008 Equity Incentive Plan, defines “fair market value” as the closing price of one share of our common stock on the trading day on which such fair market value is determined (i.e., the grant date).

Compensation Committee Discretion

The Compensation Committee retains the authority to review executive officer base compensation and approve increases based on general performance and market norms.  The Compensation Committee also retains the authority to make long-term incentive grants (historically, stock options and more recently, restricted stock) based on several factors described in this Compensation Discussion and Analysis.  The Committee intends to retain the discretion to make decisions about executive officer base compensation and certain levels of stock option grants without predetermined performance goals.

Policy Regarding Adjustment of Awards if Relevant Performance Measures Are Restated or Adjusted

Our board may request disgorgement from an executive officer should a restatement occur that would have materially affected the amount of a previously paid award.

Factors Considered in Decisions to Increase or Decrease Compensation Materially

When the compensation of a high performing executive is significantly lower in comparison to what is being paid for similar responsibilities in comparable companies and/or to peers within the Company, the Compensation Committee may consider making a material increase in that executive’s compensation to bring it into line with the marketplace and/or to peers within the Company.  The principal factors that would be considered in decisions to decrease compensation materially would be a clear, sustained market trend and financial problems experienced by us.  Mr. Jones’ employment agreement specifies that his base salary may only be reduced if such reduction is part of a general pro-rata reduction in the base salaries of all executives implemented as a result of financial problems experienced by us, but it must be returned to its unreduced level upon cessation of such financial problems.

Impact of Previously Earned Compensation on Other Compensation

We maintain no supplemental pension plans or other programs where gains from prior compensation could influence amounts earned currently.

Severance Arrangements

We have entered into key employee agreements with the Chief Executive Officer and each of the other named executive officers, the terms of which are described below under “Employment Agreements.” The Compensation Committee believes that it is in the best interests of the Company and our stockholders to design compensation programs that assist us in attracting and retaining qualified executive officers, assure that we will have the continued dedication of our executive officers in the event of a pending, threatened or actual change of control, provide certainty about the consequences of terminating certain executive officers’ employment, protect us by obtaining non-compete covenants from certain executive officers that survive a termination of employment not involving a change of control and to obtain a release of any claims from those former executive officers.  Accordingly, the agreements generally provide for certain benefits if the executive officer’s employment or executive officer’s service is terminated involuntarily by us without cause, or in the case of the Chief Executive Officer (and our Chief Financial Officer and Chief Operating Officer), if he resigns for good reason.  The current form of key employee agreement was approved by the Compensation Committee in July 2007, and amended in February 2008, after the Compensation Committee reviewed the key employee agreements previously in effect and current market practices related to severance arrangements and benefit levels related thereto.

Impact of Accounting and Tax Treatment on Various Forms of Compensation

We take into account the impact of accounting and tax treatment on each particular form of compensation.   Our incentive payments are generally designed so that they are deductible under Section 162(m) of the Internal Revenue Code (the “Code”).  Certain restricted stock grants awarded in 2008, 2009 and 2010 may not be deductible in future years, but we do not believe such amounts will be material.  Where possible, we seek to administer our programs in such a manner that they do not constitute deferred compensation under Code Section 409A.  We have no established policy related to tax gross ups in the event of a change of control or when excise taxes are due pursuant to Section 280G and related sections of the Code.  We closely monitor the accounting treatment of our equity compensation plans, and in making future grants, we will always take the accounting treatment into account.

Ownership Requirements and Policies Regarding Hedging Risk in Company’s Equity Securities

In 2008, we instituted stock ownership guidelines for outside directors and executives.  These guidelines are in addition to the ownership guidelines outlined in the employment agreements for A. Laurence Jones and David G. Durham.  These guidelines extend over a five year period so that by the fifth anniversary of becoming an executive officer or May 5, 2013, whichever is later, the Chief Executive Officer should own shares of our common stock having a value equal to two times his annual base salary, and each other executive officer should own shares of our common stock having a value equal to the annual base salary of such executive officer.  For our outside directors, each director should own shares of our common stock having a value equal to three times the annual cash retainer received by that director.  Restricted stock would be considered to be owned, but shares underlying unexercised options would not.  Currently all directors and executives are in compliance.  We have no policies regarding hedging economic risk and ownership.

Under Mr. Jones’ employment agreement, Mr. Jones may be terminated for cause if he fails to own, on or after January 5, 2009, at least 30,000 shares of our common stock or shares of our common stock having a market value of at least $300,000.  The Compensation Committee determined that Mr. Jones had substantially complied with this requirement by January 5, 2009 and all times since then.  Mr. Jones has been fully compliant with the stock ownership guidelines since September 30, 2009.  Under Mr. Durham’s employment agreement, Mr. Durham may be terminated for cause if he fails to own, on or after March 10, 2008, at least 5,000 shares of our common stock.  Mr. Durham has been in compliance with this requirement since March 10, 2008.

The Role of Executive Officers in Determining Compensation

In 2007 the Compensation Committee established an annual process for CEO evaluation.  This process includes a self-assessment by the CEO along with input by all of the independent directors.  The CEO makes no recommendation for his own pay, but does provide the Compensation Committee with performance evaluations of each executive officer’s performance based upon pre-established performance and individual objectives.  The CEO made recommendations for merit consideration for each of his direct reports.  The Compensation Committee, in consultation with its executive compensation consultant, accepted these recommendations.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management.

Based on the review and discussions referred to above, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in the Company’s 2011 Notice of Annual Meeting and Proxy Statement.

By the Compensation Committee:
Dr. Albert C. Yates, Chairman
Dr. Ed Zschau
Mr. Chrisopher M. Smith
Mr. John R. Harris

COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth certain information concerning the compensation earned in fiscal years 2008, 2009 and 2010 by (i) the individuals who served as Chief Executive Officer and Chief Financial Officer in 2010 and (ii) the next three executive officers who, other than the Chief Executive and Chief Financial Officers, received the highest compensation among all executive officers in 2010 (collectively referred to as the “named executive officers”):

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)		Bonus ($)(a)		Stock Awards ($) (b)	Option Awards ($) (b)	Non-Equity Incentive Plan Compensation ($)(a)	All Other Compensation ($) (c)(d)		Total ($)
A. Laurence Jones	2010	487,853		61,933		131,600	184,646	36,482	29,586	(e)	932,100
President, CEO and Director	2009	463,513		76,108		—	194,350	312,850	36,822	(e)	1,083,643
	2008	463,500		50,325		90,100	172,225	106,919	28,023	(e)	911,092

Chad A. Carlson	2010	192,242		64,344	(f)	47,900	403,334	—	105,140	(g)	812,960
Executive VP and COO

David G. Durham	2010	337,513		25,471		59,220	83,091	14,579	5,288		525,162
Executive VP, CFO and Treasurer	2009	325,009		32,020		—	97,175	131,620	10,914		596,738
	2008	323,750		21,082		—	86,113	44,854	746		476,545

Mary Beth Loesch	2010	235,009		14,241		29,610	41,545	6,878	107,155	(h)	434,438
Senior VP, Business Development	2009	230,007		15,107		—	58,305	62,096	8,656		374,171
	2008	226,250		9,756		4,625	90,831	20,894	11,026		363,382

Chad A. Thorpe	2010	223,291	(i)	9,781		32,900	46,161	7,302	75,728	(j)	395,163
Senior VP, Operations	2009	206,086		13,575		—	116,610	47,581	108,650	(g)	492,502
	2008	174,370		23,936		18,020	44,779	24,189	6,315		291,609

(a)

The amounts disclosed under the Bonus Column were pursuant to the individual portion of the Executive Incentive Bonus Plan, except as noted in (f) below. The amounts disclosed under the Non-Equity Incentive Plan Compensation were pursuant to the company financial metric portion of the Executive Incentive Bonus Plan.

(b)

The amounts shown in these columns reflect aggregate grant date fair value of stock awards and options granted to each named executive officer during 2010, 2009 and 2008, respectively. This does not reflect amounts paid to or realized by the named executive officers. See Note 11 to our consolidated financial statements for the year ended December 31, 2010 for information on the assumptions used in accounting for equity awards.

(c)

Included in “All Other Compensation” are employer contributions related to our 401(k) Plan. In 2010, these contributions were $4,524, $4,658 and $2,789 for Mr. Jones, Mr. Durham and Ms. Loesch, respectively. In 2009, these contributions were $17,440, $10,269 and $7,911 for Mr. Jones, Mr. Durham and Ms. Loesch, respectively. Due to an administrative error, the 401(k) elective deferral and the matching contribution in 2009 of $17,440 for the account of Mr. Jones were not made. The error was discovered in February 2010 and we took steps to rectify the error. In accordance with IRS corrective procedures, we contributed $17,440 into Mr. Jones’ 401(k) account in March 2010. In 2008, these contributions were $2,862, $9,995 and $5,703 for Mr. Jones, Ms. Loesch and Mr. Thorpe, respectively.

(d)

Our executive officers are covered under a group term life and disability insurance policy for which we pay a portion of the premium. The taxable benefit related to this plan received by our named executive officers in 2010 was as follows: $1,806 for Mr. Jones, $140 for Mr. Carlson, $630 for Mr. Durham, $966 for Ms. Loesch and $378 for Mr. Thorpe. The taxable benefit related to this plan received by our named executive officers in 2009 was as follows: $1,849 for Mr. Jones, $645 for Mr. Durham, $645 for Ms. Loesch and $344 for Mr. Thorpe. The taxable benefit related to this plan received by our named executive officers in 2008 was as follows: $2,139 for Mr. Jones, $746 for Mr. Durham, $731 for Ms. Loesch, and $384 for Mr. Thorpe.

(e)

Included in “All Other Compensation” is an allowance to Mr. Jones for car expenses of $14,400, $14,400 and $14,400 in 2010, 2009 and 2008, respectively and an allowance to Mr. Jones for health insurance expenses of $8,506, $5,837 and $7,162, in 2010, 2009 and 2008, respectively.

(f)	In 2010, Mr. Carlson received a $50,000 signing bonus as an inducement to join the company.
(g)

Included in “All Other Compensation” is the reimbursement of relocation expenses for Mr. Carlson and Mr. Thorpe to relocate to Denver, Colorado.  Mr. Carlson received $105,000 paid to him in 2010 for costs including moving expenses and fees for buying and selling a home.  Mr. Thorpe received $108,650 in 2009 for costs including moving expenses, fees for buying and selling a home and for loss incurred on the sale of his home.

(h)

Ms. Loesch’s employment with us terminated on December 31, 2010. Under the terms of Ms. Loesch’s Separation Agreement, Ms. Loesch received a lump-sum payment of $98,000 upon termination. In addition, she will receive $245,000 to be paid in equal installments over a one-year period through December 31, 2011. The lump-sum payment is included in “All Other Compensation”.

(i)	Mr. Thorpe’s salary during 2010 included commissions of $3,283 pursuant to our Sales Commission Plan.
(j)

Mr. Thorpe’s employment with us terminated on December 31, 2010. Under the terms of Mr. Thorpe’s Separation Agreement, Mr. Thorpe received a lump-sum payment of $75,000 upon termination. In addition, he will receive $225,000 to be paid in equal installments over a one-year period through December 31, 2011. The lump-sum payment is included in “All Other Compensation”.

GRANTS OF PLAN-BASED AWARDS IN 2010

The following table includes plan-based awards made to named executive officers in 2010.  During 2010, we granted short-term incentive plan awards, restricted stock and stock option awards.

	Grant	Estimated Potential Payouts Under Non-Equity Incentive Plan Awards (a)			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option Awards	Aggregate Grant Date Fair Value of Stock and Option
Name	Date	Threshold ($)	Target ($)	Maximum ($)	(#)	Options (#)	($/Share)	Awards ($)
A. Laurence Jones	5/3/2010				—	50,000	6.58	184,646
	5/3/2010				20,000	—	—	131,600
		195,141	390,282	585,424

Chad A. Carlson	6/14/2010				—	150,000	4.79	403,334
	6/14/2010				10,000	—	—	47,900
		46,138	92,276	138,414

David G. Durham	5/3/2010				—	22,500	6.58	83,091
	5/3/2010				9,000	—	—	59,220
		81,003	162,006	243,009

Mary Beth Loesch	5/3/2010				—	11,250	6.58	41,545
	5/3/2010				4,500	—	—	29,610
		37,601	75,203	112,804

Chad A. Thorpe	5/3/2010				—	12,500	6.58	46,161
	5/3/2010				5,000	—	—	32,900
		35,727	71,453	107,180

(a)

Non-equity incentive plan refers to the portion of our executive incentive bonus plan that is based on Company-wide financial goals. These amounts do not reflect the individual portion of the executive incentive bonus plan. The threshold, target and maximum amounts under this portion of the plan were as follows:

	Estimated Potential Payouts Under Non-Equity Incentive Plan Awards (individual goal portion)
Name	Threshold ($)	Target ($)	Maximum ($)
A. Laurence Jones	—	97,571	97,571
Chad A. Carlson	—	23,069	23,069
David G. Durham	—	40,502	40,502
Mary Beth Loesch	—	18,801	18,801
Chad A. Thorpe		17,863	17,863

OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR END

The following table identifies the exercisable and unexercisable option awards and unvested stock awards for each of the named executive officers as of December 31, 2010. All stock options were granted ten years prior to the expiration date listed in the table.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date (g)	Number of Shares of Restricted Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)
A. Laurence Jones	5/3/2010	—	50,000	6.58	5/3/2020			(a)(b)
	2/23/2009	45,830	54,170	4.05	2/23/2019			(a)
	5/5/2008	32,288	17,712	9.01	5/5/2018			(a)(b)
	1/24/2007	313,316	86,684	9.60	1/24/2017			(e)
	1/5/2007	—	—	—				(d)
	7/17/2006	3,000	—	12.45	7/17/2016			(c)
						33,334	169,003

Chad A. Carlson	6/14/2010	—	150,000	4.79	6/14/2020			(a)
						10,000	50,700

David G. Durham	5/3/2010	—	22,500	6.58	5/3/2020			(a)(b)
	2/23/2009	22,910	27,090	4.05	2/23/2019			(a)
	5/5/2008	16,143	8,857	9.01	5/5/2018			(a)
	9/10/2007	134,058	30,942	10.04	9/10/2017			(a)
						9,000	45,630

Mary Beth Loesch	2/23/2009	13,750	—	4.05	3/31/2011	—	—	(a)
	5/5/2008	16,143	—	9.01	3/31/2011			(a)
	5/11/2007	44,790	—	9.71	3/31/2011	—	—	(a)
	2/16/2007	47,916	—	10.85	3/31/2011	—	—	(a)

Chad A. Thorpe	2/23/2009	27,500	—	4.05	3/31/2011	—	—	(a)
	5/5/2008	8,393	—	9.01	3/31/2011	—	—	(a)
	5/11/2007	13,435	—	9.71	3/31/2011	—	—	(a)
	6/12/2006	7,500	—	13.58	3/31/2011	—	—	(f)
	7/29/2005	1,200	—	16.52	3/31/2011	—	—	(f)

(a)	Options vest as to 25% of the option shares on the first anniversary of the date of grant and 2.0833% of the shares each month thereafter for 36 months.
(b)	Restricted stock awards vest as to one third of the shares on the first anniversary of the date of grant and one third of the shares on each anniversary thereafter for two years.
(c)

On January 5, 2007, Mr. Jones was appointed as our President and Chief Executive Officer. Mr. Jones has served on our board of directors since July 17, 2006. Upon election to the board of directors, Mr. Jones received the option to acquire 3,000 shares of common stock under the Directors’ Option Plan which vested immediately upon grant.

(d)

On January 5, 2007, Mr. A. Laurence Jones was granted 30,000 restricted shares pursuant to his appointment as President and Chief Executive Officer. These shares vest as follows: 10,000 shares on January 5, 2008 and 20,000 shares on January 5, 2011, provided that the restrictions on the 20,000 share tranche may lapse earlier pursuant to certain performance criteria. The performance criteria specify that the 20,000 share tranche may vest as to 10,000 shares upon certification by the Committee that Mr. Jones achieved at least 80% performance of specified criteria for the 2008 fiscal year and 10,000 shares upon certification by the Committee that Mr. Jones achieved at least 80% performance of specified criteria for the 2009 fiscal year. The Committee determined that Mr. Jones did not achieve the performance criteria for the 2008 fiscal year, and did achieve the performance criteria for the 2009 fiscal year. As such, 10,000 of such shares vested in February 2010. The remaining 10,000 shares vested pursuant to the schedule on January 5, 2011.

(e)	Options vest as to 20% of the shares on January 5, 2008, and as to 1.667% of the shares on the 5th day of each month thereafter for 48 months.
(f)	Options vest as to 20% of the shares on the first anniversary of the date of grant and 20% of the shares each year thereafter for four years.
(g)	The options exercisable for Ms. Loesch and Mr. Thorpe expire 90 days following their termination date in accordance with the Equity Incentive Plan.

2010 OPTION EXERCISES AND STOCK VESTED

During 2010, none of our named executive officers exercised stock options.  During 2010, certain executive officers vested in restricted stock awards as described below.

Name	Number of Shares Acquired Upon Vesting	Aggregate Dollar Value Realized on Vesting
A. Laurence Jones	13,333	$89,865

David G. Durham	3,334	$14,703

Mary Beth Loesch	1,000	$6,320

Chad A. Thorpe	667	$4,215

EMPLOYMENT AGREEMENTS

A. Laurence Jones

On January 5, 2007, we entered into an Employment Agreement with Mr. Jones in connection with his appointment as our President and Chief Executive Officer. The Employment Agreement provides for an initial annual base salary of $450,000, subject to review at least once per year by the Compensation Committee, which may adjust the annual base salary based on performance and a comparison to market conditions. Mr. Jones’ base salary can only be reduced in connection with a general, pro-rata reduction in base salaries of all executive officers as a result of financial problems experienced by us and his salary must be returned to the unreduced level upon conclusion of any such financial problems. Mr. Jones will be eligible to participate in our annual Incentive Bonus Plan with a bonus potential of 100% of his then current annual base salary at 100% target attainment.

The Employment Agreement also provides for the grant of an option to purchase 400,000 shares of our common stock and the grant of 30,000 shares of restricted stock. The options were granted on January 24, 2007, with an exercise price of $9.60 (equal to the closing price of our common stock on that date). The option vested as to 20% of the shares on January 5, 2008, and vests as to 1.667% of the option shares on the 5th day of each month thereafter for 48 months. The option expires ten years after the date of grant; however, if Mr. Jones’ employment with us terminates earlier, all unvested options will be forfeited and he will have (a) three months to exercise any vested options in the event of termination of his employment by us for cause, (b) eighteen months to exercise any vested options in the event of termination of his employment by us without cause or termination by Mr. Jones for good reason and (c) six months to exercise any vested options in the event of any other termination of his employment. The restrictions on the shares of restricted stock have all lapsed as of the date of this Proxy Statement.

Pursuant to the Employment Agreement, Mr. Jones receives a car allowance of $1,200 per month. Mr. Jones’ employment with us can be terminated at any time for any reason by us or Mr. Jones. However, if Mr. Jones’ employment is terminated without cause, or if Mr. Jones resigns with good reason, he will be entitled to receive the equivalent of twenty-four (24) months of his then current annual base salary, a lump sum amount equal to 200% of his then current annual base salary, plus an annual bonus for the year during which termination occurs, pro-rated for time and performance, and he will receive continued health care benefits for 24 months after the termination of his employment. We are only required to make such payments if Mr. Jones is in material compliance with the Employment Agreement, he resigns from all positions with us, he completes any transition duties and he signs a release of claims in favor of us. “Cause” and “good reason” are defined in the Employment Agreement.  Among other things, we can terminate Mr. Jones for cause if he fails to own, on or after January 5, 2009, at least 30,000 shares of our common stock or shares of our common stock having a market value of at least $300,000.   The Compensation Committee determined that Mr. Jones complied with this requirement.

The Employment Agreement also provides for non-disclosure by Mr. Jones of our confidential or proprietary information, and includes covenants by Mr. Jones not to compete with us or hire or solicit our employees, suppliers and customers, in each case during his employment with us and for a restricted period equal to 24 months following the termination of his employment. Mr. Jones also assigned to us any rights he may have to intellectual property conceived in the scope of his employment.

David G. Durham

On August 22, 2007, we entered into an Employment Agreement with Mr. Durham in connection with his appointment as our Executive Vice President, Chief Financial Officer, and Treasurer. The agreement provides for an initial annual salary of $320,000, subject to review at least once per year by the Compensation Committee.  Mr. Durham is eligible to participate in our annual incentive bonus plan with a bonus potential of 60% of his then current annual base salary at 100% target attainment.  The Employment Agreement specifies that, for 2007 Mr. Durham’s bonus would be based on Company revenue and earnings per share goals for fiscal year 2007, prorated based on the three full months of service he rendered to us during 2007, and was guaranteed to be at least $64,000.  Mr. Durham received a bonus for 2007 of the guaranteed minimum amount of $64,000.

The Employment Agreement also provides for the grant of an option to purchase 165,000 shares of our common stock, and the grant of 10,000 shares of restricted stock, each on the date that Mr. Durham commenced employment with us.  The exercise price for the option is $10.04 (equal to the closing price of our common stock on the date of grant). The option vested as to 25% of the shares on September 20, 2008 with ratable monthly vesting thereafter, subject to accelerated vesting upon a change of control. The option was granted pursuant to the terms of the StarTek, Inc. Stock Option Plan, as amended, which was filed as an exhibit to Schedule 14A filed with the SEC on March 27, 2007.

All of the restrictions on the shares of restricted stock have lapsed as of the date of this Proxy Statement.

Chad Carlson

On May 26, 2010, we entered into an Employment Agreement with Mr. Carlson in connection with his appointment as our Executive Vice President and Chief Operating Officer. The agreement provides for an initial annual salary of $350,000, subject to periodic review by the Compensation Committee.  Mr. Carlson is eligible to participate in our annual incentive bonus plan with a bonus potential of 60% of his then current annual base salary at 100% target attainment.  The Employment Agreement also specifies that Mr. Carlson received a signing bonus of $50,000 which amount is recoverable if he voluntarily terminates his employment or is terminated for cause in the first twelve months of service.  The signing bonus amount was determined based upon the legal fees that Mr. Carlson incurred in document review, a bonus from his former employer that was forgone in order to join our company and as an inducement to accept our offer.

Mr. Carlson will also receive $20,000 in reimbursement for the movement of his household goods from his prior residence to Denver, Colorado and a $85,000 relocation bonus which amount will be recoverable by us if he leaves his employment prior to one year of service, does not relocate by August 1, 2011, or is terminated for any reason between December 31, 2010 and the date of final relocation.

The Employment Agreement also provides for the grant of an option to purchase 150,000 shares of our common stock, and the grant of 10,000 shares of restricted stock, each on the date that Mr. Carlson commenced employment with us.  The exercise price for the option is $4.79 (equal to the closing price of our common stock on the date of grant). The option will vest as to 25% of the shares on May 26, 2011 with ratable monthly vesting thereafter, subject to accelerated vesting upon a change of control. The option was granted pursuant to the terms of the StarTek, Inc. 2008 Equity Incentive Plan (the “2008 EIP”).

The restrictions on the shares of restricted stock will lapse with respect to one-third of the shares on the first, second and third anniversaries of the date of grant.

Mr. Carlson’s employment with us can be terminated at any time for any reason by us or Mr. Carlson. However, if Mr. Carlson’s employment is terminated without cause, or if Mr. Carlson resigns with good reason, he will be entitled to receive the equivalent of twelve (12) months of his then current annual base salary, a lump sum amount equal to 60% of his then current annual base salary, an annual bonus for the year during which termination occurs, pro-rated for time and performance, and, if Mr. Carlson timely elects continuation of health insurance pursuant to COBRA, then for up to twelve (12) months following the termination of his employment, we will reimburse Mr. Carlson for a portion of the cost of his COBRA premiums that is equal to our monthly contribution toward his health benefit premiums as of the date of termination. “Cause” and “good reason” are defined in the Employment Agreement.

The agreement also provides for non-disclosure by Mr. Carlson of our confidential or proprietary information, and includes covenants by Mr. Carlson not to compete with us or hire or solicit our employees, suppliers and customers, in each case during his employment with us and for a restricted period equal to 12 months following the termination of his employment.  Mr. Carlson also assigned to us any rights he may have to intellectual property conceived in the scope of his employment.

Chad Thorpe and Mary Beth Loesch

Both Mr. Thorpe and Ms. Loesch terminated their employment with the Company on December 31, 2010.  Both were parties to an employment agreement in the form provided generally to executive officers, as described below.

Executive Officer Employment Contracts

During 2008, the Compensation Committee approved amendments to the employment contracts with the executive officers, other than the Chief Executive Officer and the Chief Financial Officer, using a form of amendment approved by the Compensation Committee. This form of amendment was used for Mr. Durham’s Employment Agreement, as described in more detail above.

The principal terms and conditions of the employment contracts with its executive officers, other than Mr. Jones, include: (a) that employment is at-will, (b) full-time service is to be rendered exclusively to us, (c) customary employee benefits, expense reimbursement, and paid time off, (d) obligation to comply with our policies and procedures, (e) payment of base salary, bonus, and (if applicable) other incentive compensation, (f) that stock options, if granted, shall be subject to terms of our stock option plan and any notice or agreements approved by our board of directors, (g) execution of our Proprietary Information and Inventions Agreement whereby our information must be kept confidential and certain intellectual property rights conveyed to us, (h) during and for a period of time following employment a duty not to compete with us nor to solicit our employees, (i) termination provisions, including Company-paid severance in the event employment is terminated by us without “Cause” as that term is defined in the contract, (j) only in the case of an executive vice president, such as the Chief Operating Officer or Chief Financial Officer, Company-paid severance also in the event employment is terminated by the executive for “Good Reason” as that term is defined in the contract, and (k) other provisions customary for an employment contract.

Each of the executive officers, other than the Chief Executive Officer and Chief Operating Officer, has signed the general form of amendment and had previously signed the general form of employment agreement.  Material differences among those agreements, such as salary, bonus, and severance, are described below:

Name	Base Salary(1)	Bonus(2)		Severance(3)
David Durham(4)	$350,000	60	%(5)	12 months

Notes:

(1) Base salary is stated on a per annum basis and represents each named executive officer’s current base salary as of December 31, 2010.

(2) “Bonus” denotes potential bonus amount, expressed as a percent of base salary, in the event of 100% target attainment. Actual amount of bonus, if any, may be more or less than this amount depending on actual performance.

(3) “Severance” denotes the amount of severance payment expressed as months of base salary and months used to calculate the prorated bonus, as well as the period of time following termination of employment in which the non-competition and non-solicitation covenants remain in effect. In addition, for up to the same number of months, we will continue to pay a portion of the executive’s monthly health insurance premiums under COBRA equal to our monthly contribution towards the executive’s health insurance prior to termination of employment.

(4) Mr. Durham’s employment contract also provided for grants of restricted stock and stock options pursuant to separate agreements.  As with grants of stock options to the other executive officers named above, the grant to Mr. Durham was made pursuant to the terms of the StarTek, Inc. Stock Option Plan, as amended, using the form of agreement approved by the Compensation Committee to be used for such grants.

Prior to the current form of employment agreements, as amended, certain of these executive officers had employment contracts that differed from the general form of agreement.  As compared to those prior agreements, the current form of agreement made severance provisions more uniform and added obligations for the executive officer not to compete with us following termination of employment.

Potential Payments Upon Termination or Change in Control

A summary of the potential payments that each of our named executive officers would have received upon involuntary termination for other than “cause” (as described in each respective named executive officer’s employment agreement summary, above) and upon a termination related to change in control, assuming that each triggering event occurred on December 31, 2010, follows:

	Involuntary termination for other than “cause,” whether or not related to a change in control					Change in Control
	Continuation of Salary	Lump Sum Payment	Non-Equity Incentive Plan Compensation/ Bonus ($) (d)	Perquisites ($) (a)	Total ($)	Acceleration of Equity Awards ($) (b)
A. Laurence Jones (c)	991,890	991,890	98,415	7,367	2,089,562	86,778
David G. Durham (c)	350,000	210,000	40,050	7,367	607,417	36,631
Chad A. Carlson	350,000	210,000	14,344	3,684	578,028	46,350

(a)	The perquisites relate to reimbursement of health insurance premiums.
(b)

Upon a change in control, the StarTek, Inc. Stock Option Plan, as amended (the “Option Plan”), would terminate and all options then outstanding under the Option Plan would become immediately vested and exercisable in full. Each holder of such an option would receive notice at least five days prior to the effective date of termination of the Option Plan in order to permit such holder to exercise his options prior to the effective date of termination. Any option not exercised by the effective date of termination of the Option Plan terminates on such date. Unvested restricted shares do not accelerate upon a change in control. In May 2008, the StarTek, Inc. 2008 EIP replaced the Option Plan. Although no awards have been made under the Option Plan since then, options previously granted under the Option Plan remain outstanding. The 2008 EIP was described in the Proxy Statement that was filed with the Securities and Exchange Commission on March 20, 2008. Unless otherwise provided in an award agreement, if a change in control (generally defined as a transaction involving a merger or consolidation of the Company or a sale of substantially all of the Company’s assets) occurs, then each outstanding award under the 2008 EIP that is not yet vested will immediately vest with respect to 50% of the shares that were unvested immediately before the change in control. If, in connection with a change in control, the awards under the 2008 EIP were either continued in effect or assumed or replaced by the surviving corporation, and within two years after the change in control, a participant is involuntarily terminated other than for cause, then each such outstanding award will immediately become vested and exercisable in full and will remain exercisable for 24 months. The table above shows the value as of December 31, 2011, of the acceleration of equity awards upon a change in control.

(c)

Mr. Jones and Mr. Durham receive the same potential payments for termination for “good reason” as they would receive for involuntary termination for other than “cause.”The terms “cause” and “good reason” are defined in their respective employment agreements (see below).
respective employment agreements (see below).
(d)

Under their employment agreements, Mr. Jones, Mr. Durham and Mr. Carlson are entitled to receive their non-equity incentive plan bonus pro-rated for time and performance during the year in which the termination occurs. The amounts listed above represent the amounts earned under the non-equity incentive bonus plan during 2010 (financial and non-financial components).

(e)

Ms. Loesch’s employment with us terminated on December 31, 2010. Under the terms of Ms. Loesch’s Separation Agreement, Ms. Loesch received a lump-sum payment of $98,000 upon termination (or 40% of her then current salary) and she will receive $245,000 to be paid in equal installments over a one-year period through December 31, 2011 (equal to 100% of her then current annual base salary). Ms. Loesch received payment of $21,119for her full year 2010 bonus under the non-equity incentive plan. Ms. Loesch also will receive payments for health insurance pursuant to COBRA, equal to $331 per month through December 31, 2011. None of Ms. Loesch’s unvested stock options or restricted stock accelerated upon her termination.

(f)

Mr. Thorpe’s employment with us terminated on December 31, 2010. Under the terms of Mr. Thorpe’s Separation Agreement, Mr. Thorpe received a lump-sum payment of $75,000 upon termination (or 33% of his then current salary) and he will receive $225,000 to be paid in equal installments over a one-year period through December 31, 2011 (equal to 100% of his then current annual base salary). Mr. Thorpe received payment of $17,083 for his full year 2010 bonus under the non-equity incentive plan. Mr. Thorpe also will receive payments for health insurance pursuant to COBRA, equal to $859 per month through December 31, 2011. None of Mr. Thorpe’s unvested stock options or restricted stock accelerated upon his termination.

A. Laurence Jones.

Mr. Jones’ employment with us can be terminated at any time for any reason by us or Mr. Jones.  However, if Mr. Jones’ employment is terminated without cause, or if Mr. Jones resigns with good reason, he will be entitled to receive the equivalent of twenty-four (24) months of his then current annual base salary, a lump sum payment equal to 200% of his then current annual base salary plus an annual bonus for the year during which termination occurs, pro-rated for time and performance, and he will receive continued health care benefits for 24 months following his termination.  “Cause” and “good reason” are defined in his employment agreement and summarized here:

In general, “cause” includes:

(a)   fraud or dishonesty with respect to us;

(b)   conviction of a felony or crime involving moral turpitude, deceit, dishonesty, or fraud;

(c)   gross negligence, willful misconduct, or intentional insubordination;

(d)   material breach by him of any agreement with us that is not cured within 30 days; or

(e)          his failure, on or after January 5, 2009, to own at least (i) 30,000 shares of our common stock or (ii) shares having a total market value of at least $300,000.

In general, “good reason” includes:

(a)   assignment of duties to him that are substantially inconsistent with his role as our chief executive officer;

(b)   reduction of his base salary, except as part of across-the-board reductions of all of our executive officers;

(c)   being required by us to relocate his primary residence more than 35 miles from Boulder, Colorado; or

(d)   material breach by us of any agreement with him that is not cured within 30 days.

We are required to make such payments only if Mr. Jones is in material compliance with his employment agreement, he resigns from all positions with us, he completes any transition duties and he signs a release of claims in favor of us.  Among other things, we can terminate Mr. Jones for cause if he failed to own, on or after January 5, 2009, at least 30,000 shares of our common stock or shares of our common stock having a market value of at least $300,000.  The Compensation Committee determined that Mr. Jones had substantially complied with this requirement by January 5, 2009 and all times since then.  He was fully compliant by September 30, 2009. Mr. Jones must comply with covenants in his employment agreement that provide for non-disclosure of our confidential or proprietary information and that prohibit Mr. Jones from competing with us or hiring or soliciting our employees, suppliers and customers, in each case during his employment with us and for a restricted period equal to 24 months after his termination.

David G. Durham and Mr. Chad Carlson.

Messrs. Durham and Carlson can be terminated at any time for any reason by us or them. However, if their employment is terminated without cause, or if either resigns with good reason, he will be entitled to receive the equivalent of twelve (12) months of his then current annual base salary, a lump sum amount equal to 60% of his then current annual base salary, an annual bonus for the year during which termination occurs, pro-rated for time and performance, and, if either timely elects continuation of health insurance pursuant to COBRA, they will be reimbursed for a portion of the cost of COBRA premiums that is equal to our monthly contribution toward their health benefit premiums as of the date of termination. “Cause” and “good reason” are defined in their employment agreement (See Exhibit 10.21 in our 2007 Form 10-K with respect to Mr. Durham and Exhibit 10.1 in our Form 8-K filed on May 27, 2010 with respect to Mr. Carlson).  In general, “good reason” includes:

(a)          reduction of base salary, bonus, or benefits except as part of across-the-board reductions of all of our executive officers;

(b)         assignment of duties that are substantially inconsistent with their position with us and not a reasonable advancement for them; or

(c)          the executive’s principal place of performing services for us being relocated more than 60 miles from its current location.

For a summary of “cause,” see Summary of “Cause” below.  Among other things, we can terminate Mr. Durham for cause if he fails to own, on or after March 10, 2008, at least 5,000 shares of our common stock.  Mr. Durham was in compliance with this requirement as of March 10, 2008 and at all times since then.  Both Messrs. Durham and Carlson must comply with covenants in their employment agreement that provide for non-disclosure of our confidential or proprietary information and that prohibit them from competing with us or hiring or soliciting our employees, suppliers and customers, in each case during their employment with us and for a restricted period equal to 12 months after termination.

Summary of “Cause”

The definition of “cause” appearing in the employment agreements of Mr. Durham and Mr. Carlson is the same.  In general, that definition of “cause” includes:

(a)          incompetence;

(b)         failure or refusal to perform required duties;

(c)          violation of law (other than traffic violations, misdemeanors or similar offenses), court order, regulatory directive, or agreement;

(d)         material breach of the executive’s fiduciary duty to us; or

(e)          dishonorable or disruptive behavior that would be reasonably expected to harm us or bring disrepute to us, our business, or any of our customers, employees or vendors.

Acceleration of Equity Awards upon Change in Control

Certain options granted to each of Messrs. Jones and Durham were granted under the Option Plan.  Upon a change in control, the Option Plan would terminate and all options then outstanding under the Option Plan would become immediately vested and exercisable in full.  Each holder of such an option would receive notice at least five days prior to the effective date of termination of the Option Plan in order to permit such holder to exercise his options prior to the effective date of termination.  Any option not exercised by the effective date of termination of the Option Plan terminates on such date.  Under the terms of the Option Plan, a change in control includes our dissolution or liquidation, or our reorganization, merger or consolidation with one or more corporations where either (a) we are not the surviving corporation, or (b) we are the surviving corporation and our stockholders immediately prior to such transaction do not own at least fifty percent (50%) of our issued and outstanding common stock immediately after such transaction.  A change in control also includes a sale of substantially all of our assets to another entity or the sale of our common stock to another person or entity in one or a series of transactions with the result that such person or entity owns more than fifty percent (50%) of our issued and outstanding common stock immediately after such sale(s).

In 2010, options were granted to each of Messrs. Jones, Durham and Carlson under the 2008 EIP.  Unless otherwise provided in an award agreement, if a change in control (generally defined as a transaction involving a merger or consolidation of the Company or a sale of substantially all of the Company’s assets) occurs, then each outstanding award under the 2008 EIP that is not yet vested will immediately vest with respect to 50% of the shares that were unvested immediately before the change in control. If, in connection with a change in control, the awards under the 2008 EIP were either continued in effect or assumed or replaced by the surviving corporation, and within two years after the change in control, a participant is involuntarily terminated other than for cause, then each such outstanding award will immediately become vested and exercisable in full and will remain exercisable for 24 months.  Vesting of restricted shares granted to Mr. Carlson also accelerate upon a change in control in the same manner as the options described above as they were granted pursuant to the 2008 EIP.

Summary of “Change in Control”

Pursuant to the 2008 EIP, a change in control will generally occur, subject to certain conditions and exceptions set forth in the 2008 EIP, upon:

(a)  an acquisition by any person of beneficial ownership of 30% or more of our then outstanding shares of common stock or the combined voting power of our then outstanding voting securities;

(b)  incumbent members of our board of directors ceasing for any reason to constitute at least a majority of the board;

(c)  our consummation of a reorganization, merger or consolidation with or into another entity, unless our stockholders immediately prior to such transaction own at least a majority of the outstanding shares of common stock and the combined voting power of the outstanding voting securities of the surviving or acquiring entity resulting from the transaction;

(d)  our consummation of the sale or other disposition of all or substantially all of our assets; or

(e)  approval by the stockholders of our complete liquidation or dissolution.

EQUITY COMPENSATION PLANS

The following table summarizes information as of December 31, 2010, about our equity compensation plans.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights	(c) Number of Securities Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders	2,226,238	$8.07	461,008
Equity compensation plans not approved by stockholders	—	—	—
Total	2,226,238	$8.07	461,008

COMPENSATION OF DIRECTORS

The compensation of our outside directors is heavily weighted towards equity awards with modest cash payments.  It is our expectation that the large proportion of a director’s compensation will be the result of the value of our common stock.  The following table sets forth certain information concerning the compensation earned in fiscal year 2010 by our board of directors:

Name	Fees Earned or Paid in Cash ($)	Stock Awards (a) (b) ($)	Option Awards (a) (b) ($)	Total ($)
Ed Zschau	66,250	40,000	—	106,250
P. Kay Norton	52,500	40,000	—	92,500
Albert C. Yates	50,000	40,000	—	90,000
Harvey A. Wagner	56,250	40,000	—	96,250
Christopher M. Smith	25,467	40,000	—	65,467
John R. Harris	11,875	40,000	—	51,875

(a)                                  The amounts shown in these columns reflect aggregate grant date fair value, related to stock awards and options granted to each director during 2010. This does not reflect amounts paid to or realized by the directors.  See Note 11 to our consolidated financial statements for the year ended December 31, 2010 for information on the assumptions used in accounting for equity awards.

(b)                                  On May 3, 2010, each of our directors was granted an annual award with a value equal to $40,000.

Effective January 1, 2010, non-employee directors receive cash retainers at the rates set forth below, which are earned and paid on a quarterly basis, and are prorated for service in such capacities for any portion of the year:

$35,000 per annum	Retainer for each non-employee director
$15,000 per annum	Additional retainer for serving as Chairman of the Board
$7,500 per annum	Retainer for each member of the Audit Committee
$7,500 per annum	Additional retainer for serving as Chairman of the Audit Committee
$5,000 per annum	Retainer for each member of the Compensation Committee
$5,000 per annum	Additional retainer for serving as Chairman of the Compensation Committee
$5,000 per annum	Retainer for each member of the Governance and Nominating Committee
$5,000 per annum	Additional retainer for serving as Chairman of the Governance and Nominating Committee

Effective January 1, 2008, for attending a special meeting of our board of directors that the Chairman determines to be required due to an extraordinary event, such as a potential merger or acquisition, internal investigation, or the like, but not with respect to other special meetings of our board, each non-employee director also receives a meeting fee of $1,000.

In 2010, directors had the option of selecting restricted stock or stock options for their annual equity grant.  All directors chose to receive restricted stock in order to comply with their stock ownership requirements, further described on page 20.  They received restricted stock with a value equal to $40,000.

As of December 31, 2010, our current non-employee directors had the following outstanding equity awards:

Director	Aggregate number of stock options (vested and unvested)	Aggregate number of unvested restricted stock awards
Ed Zschau	33,000	3,039
P. Kay Norton	15,000	3,039
Albert C. Yates	15,000	3,039
Harvey A. Wagner	18,000	3,039
Christopher M. Smith	—	5,304
John R. Harris	—	9,569

CERTAIN TRANSACTIONS

Review, Approval and Ratification of Related Party Transactions

Pursuant to the Audit Committee charter, the Audit Committee of the board of directors reviews periodically, but at least annually, a summary of our transactions with our directors and executive officers and with firms that employ directors, as well as any other material related party transactions, for the purpose of recommending to the disinterested members of the board of directors that the transactions are fair, reasonable and within Company policy and should be ratified and approved.  This list of transactions is compiled via questionnaires that are distributed annually to all our directors and officers and upon initial employment and/or election to the board.  The Audit Committee has adopted a Related Person Transaction Approval Policy, described on page 10, which sets forth guidelines for the review and approval of related party transactions (the “Transaction Guidelines”).

Investor Rights Agreement

We have entered into an investor rights agreement with Mr. Stephenson that took effect on June 9, 2004 and terminates if Mr. Stephenson ceases to beneficially own at least 10% of our common stock. The agreement provides that, subject to the board of director’s fiduciary duties under applicable law, we will nominate for election to our board of directors designees named by Mr. Stephenson representing (i) a number of directors equal to one less than a majority of the board if there is an odd number of directors, or two less than a majority if there is an even number of directors, so long as Mr. Stephenson, together with members of his family, beneficially owns 30% or more of our outstanding common stock, or (ii) one director, so long as Mr. Stephenson, together with members of his family, beneficially owns between 10% and 30% of our outstanding common stock. Accordingly, Mr. Stephenson currently has the right to elect one director; however none of the nominees named in Proposal 1 were elected by Mr. Stephenson.  Mr. Stephenson’s nominees under these provisions need not be independent or meet other specific criteria, so long as a majority of the members of our board are independent under the rules of the SEC and the New York Stock Exchange. The agreement also required that we amend Article II, Section 6 of our Bylaws to provide that a holder of 10% or more of our outstanding common stock is entitled to call a special stockholders meeting. The investor rights agreement provides that so long as Mr. Stephenson, together with members of his family, beneficially owns 10% or more of our outstanding common stock, Article II, Section 6 of the Bylaws, as amended, may not be further amended by our board of directors without Mr. Stephenson’s consent.

The rights provided to Mr. Stephenson in the investor rights agreement may not be transferred to any third party other than to Mrs. Stephenson, upon the death or incompetence of Mr. Stephenson and to her estate, upon the subsequent death or incompetence of Mrs. Stephenson. Mr. Stephenson does not have the right to vote shares of stock held by other members of the Stephenson family.

PROPOSAL 2.

RATIFICATION OF APPOINTMENT OF AUDITORS

The Audit Committee and the board of directors has appointed Ernst & Young LLP, independent registered public accounting firm, to act as our independent auditors for the year ending December 31, 2011. Ernst & Young LLP has been our auditor since the year ended June 30, 1991, and has advised us that it does not have any direct or indirect financial interest in us or any of our subsidiaries, and has not had any such interest during the past five years. We expect that a representative of Ernst & Young LLP will be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

The aggregate fees for professional services rendered to us by Ernst & Young LLP for the years ended December 31, 2010 and 2009 were as follows:

Audit Fees.  Fees rendered for professional audit services related to our annual financial statements for the years ended December 31, 2010 and 2009 were $356,000 and $363,000, respectively. These amounts include fees associated with the annual audit of our consolidated financial statements and our internal control over financial reporting.  Fees for audit services also include fees for the reviews our Quarterly Reports on Form 10-Q, registration statements filed with the SEC, other SEC filings and consents and a statutory audit in the Philippines.

Audit-Related Fees.  During the years ended December 31, 2010 and 2009, we paid $69,500 and $67,000, respectively, to Ernst & Young LLP for audit-related services. Audit-related services primarily included attest services related to the issuance of a Type II service auditor’s examination in accordance with the AICPA’s Statement on Auditing Standards No. 70, Service Organizations.

Tax Fees.  During the years ended December 31, 2010 and 2009, we paid $8,000 and $3,085, respectively, to Ernst & Young LLP for tax services. Tax fees included fees for tax compliance and consulting services related to our annual federal and state tax returns and Philippine tax returns.

All Other Fees.  During the years ended December 31, 2010 and 2009, there were no other fees billed or incurred.

In accordance with our Audit Committee Charter, the Audit Committee approves in advance any and all services provided by our independent registered public accounting firm, including audit engagement fees and terms, and non-audit services provided to us by our independent auditors (subject to the de minimis exception for non-audit services contained in Section 10A(i)(1)(B) of the Exchange Act, as amended), all as required by applicable law or listing standards. The independent auditors and our management are required to periodically report to the Audit Committee the extent of services provided by the independent auditors and the fees associated with these services.

The Audit Committee has determined that the non-audit services provided by Ernst & Young LLP were compatible with maintaining the firm’s independence.

The Audit Committee and the board of directors unanimously recommend that our stockholders vote “FOR” ratification and approval of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2011.

AUDIT COMMITTEE REPORT

The Audit Committee oversees our financial reporting process on behalf of the board of directors.  Management has the primary responsibility for the consolidated financial statements and the reporting process, including the systems of internal controls.  In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010 with management, which review included a discussion of the application of generally accepted accounting principles, the reasonableness of significant estimates and judgments, and the clarity and completeness of disclosures in the financial statements.

The Audit Committee discussed with our independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the application of generally accepted accounting principles and such other matters as are required to be discussed between the Audit Committee and the independent registered public accounting firm under Statement on Auditing Standards No. 114, The Auditor’s Communication with Those Charged with Governance.  The Audit Committee has received from the independent registered public accounting firm the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with our independent registered public accounting firm their independence.  In addition, the Audit Committee has considered the effect that all other fees paid to the independent registered public accounting firm may have on their independence.

The Audit Committee discussed with our independent registered public accounting firm the overall scope and plans for their respective audits.  The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.  The Audit Committee held five meetings during 2010 and took action by unanimous written consent in lieu of a meeting once.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors (and the board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the SEC.

By the Audit Committee:
Mr. Harvey A. Wagner, Chairman
Ms. P. Kay Norton
Dr. Ed Zschau
Mr. John R. Harris

PROPOSAL 3.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Act, stockholders, have an opportunity to cast an advisory vote on the compensation of our named executive officers, as disclosed in this Proxy Statement. This proposal, commonly known as a “say on pay” proposal, gives stockholders the opportunity to approve, reject or abstain from voting with respect to our fiscal 2010 executive compensation programs and policies and the compensation paid to our named executive officers.

As discussed in the “Compensation Discussion and Analysis” section of this Proxy Statement, the primary objectives of our compensation program, including our executive compensation program are to:

•                  attract, motivate, and retain superior talent;

•                  ensure that compensation is commensurate with our overall performance and increases to stockholder value in the short and long term, and:

•                  ensure that our executive officers and certain key personnel have enough financial incentive to motivate them to achieve sustainable growth in stockholder value.

Accordingly, we are asking that the stockholders of StarTek, Inc. approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed in the “Compensation Discussion and Analysis” section, and the compensation tables and narrative discussion contained in the “Compensation of Executive Officers” section in this Proxy Statement.

This proposal allows our stockholders to express their opinions regarding the decisions of the Compensation Committee on the prior year’s annual compensation to our named executive officers. Your advisory vote will serve as an additional tool to guide our board of directors and the Compensation Committee in continuing to improve the alignment of our executive compensation programs with the interests of the Company and our stockholders, and is consistent with our commitment to high standards of corporate governance.

Our board of directors unanimously recommends that our stockholders vote “FOR” the executive compensation of our named executive officers as disclosed in this proxy statement.

Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to any named executive officer and will not be binding on or overrule any decisions by the board of directors; it will not create or imply any additional fiduciary duty on the part of the board of directors, and it will not restrict or limit the ability of shareholders to make proposals for inclusion in proxy materials related to executive compensation. If there are a significant number of negative votes, we will seek to understand the concerns that influenced the vote, and the Compensation Committee will consider them in making future decisions about executive compensation arrangements.

PROPOSAL 4.

ADVISORY VOTE ON THE FREQUENCY

OF STOCKHOLDER VOTES ON EXECUTIVE COMPENSATION

The Dodd-Frank Act also enables our stockholders to vote, on an advisory and non-binding basis, on how frequently they would like to cast an advisory vote on the compensation of our named executive officers. By voting on this proposal, stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two, or three years.

After careful consideration of the frequency alternatives, our board of directors believes that conducting the advisory vote on executive compensation on an annual basis is appropriate at this time.

The board of directors will carefully consider the outcome of the vote when making future decisions regarding the frequency of advisory votes on executive compensation. However, because this vote is advisory and not binding, the board of directors may decide that it is in the best interests of StarTek and its stockholders to hold an advisory vote more or less frequently than the alternative that has been selected by our stockholders.

Our board of directors unanimously recommends that our stockholders vote for the approval of an ANNUAL advisory vote on the compensation of our named executive officers.

STOCKHOLDER PROPOSALS

Stockholder proposals intended to be presented at our 2012 Annual Meeting of Stockholders must be received at our executive offices at 44 Cook Street, 4th Floor, Denver, Colorado 80206, Attention of the Secretary, no later than the close of business on December 2, 2011, for inclusion in our proxy statement relating to the 2012 Annual Meeting.  Under our By-laws, the Secretary must receive notice at our executive offices between January 3, 2012 and February 2, 2012 of any matters to be proposed by a stockholder at the 2012 Annual Meeting in order for such matters to be properly considered at the meeting.  However, if the date of the 2012 Annual Meeting is a date that is more than 30 days before or more than 30 days after May 2, 2011, the anniversary date of the 2010 Annual Meeting, notice by the stockholder of a proposal must be received not earlier than the close of business on the 120th day prior to the 2012 Annual Meeting and not later than the close of business on the later of the 90th day prior to the 2012 Annual Meeting or, if the first public announcement of the date of the annual meeting is less than 100 days prior to the annual meeting, the 10th day following the day on which public announcement of the 2012 Annual Meeting is first made by us.

STOCKHOLDER COMMUNICATION WITH THE BOARD

Our board of directors believes that it is important for current and potential stockholders and other interested parties to have a process to send communications to the board. Accordingly, stockholders and other interested parties desiring to send a communication to the board of directors, or to a specific director, may do so by sending a letter to our executive offices at 44 Cook Street, 4th Floor, Denver, Colorado 80206, attention of the Secretary. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “stockholder-board communication” or “stockholder-director communication.” All such letters must identify the author as either a stockholder or non-stockholder and clearly state whether the intended recipients of the letter are all members of the board of directors or certain specified individual directors. The Secretary will open such communications, make copies, and then circulate them to the appropriate director or directors.  Letters directed to our “independent directors” or “outside directors” will be delivered to Dr. Zschau, our Chairman and lead independent director.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and beneficial owners of more than 10% of our outstanding common stock (collectively, “Insiders”) to file reports with the SEC disclosing direct and indirect ownership of our common stock and changes in such ownership. The rules of the SEC require Insiders to provide us with copies of all Section 16(a) reports filed with the SEC. Based solely upon a review of copies of Section 16(a) reports received by us, and written representations that no additional reports were required to be filed with the SEC, we believe that Insiders have timely filed all Section 16(a) reports during the 2010 fiscal year.

MISCELLANEOUS

Our Annual Report to Stockholders for the year ended December 31, 2010, will be made available with this Proxy Statement to stockholders of record as of March 9, 2011.  The Annual Report to Stockholders for the year ended December 31, 2010, does not constitute a part of the proxy soliciting materials.

Our board of directors and management team are not aware of any other business that may come before the Annual Meeting.  However, if additional matters properly come before the Annual Meeting, proxies will be voted at the discretion of the proxy holders.

By order of the board of directors

A. Laurence Jones
President and Chief Executive Officer

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, including consolidated financial statements, required to be filed with the SEC pursuant to Rule 13a-1 of the Exchange Act, as well as our Forms 10-Q and other SEC filings will be furnished, excluding exhibits, without charge, to any stockholder upon written request.  A copy may be requested by writing to the Director of SEC Reporting, StarTek, Inc., 44 Cook Street, 4th Floor, Denver, Colorado 80206.  Our Annual Report on Form 10-K as well as our Forms 10-Q and other SEC filings can also be obtained over the Internet through the “Investor Relations” section of our web site.  Our Internet address is http://www.startek.com.  We also make the charters for the compensation committee, audit committee and governance and nominating committee of our board of directors, as well as our Corporate Governance Guidelines and our Code of Business Conduct and Ethics, available on the “Investor Relations” page of our web site.  Any of these materials are available in print upon request.  Additionally, the Annual Report on Form 10-K and other information we file with the SEC can be inspected at and obtained from the SEC at prescribed rates at public reference facilities maintained by the SEC at Room 1024, 100 F St., NE, Washington, D.C. 20549.  The SEC maintains a web site at http://www.sec.gov that contains reports, proxies, information statements, and other information regarding us that has been filed electronically with the SEC.

1 1 12345678 12345678 12345678 12345678 12345678 12345678 12345678 12345678 000000000000 NAME THE COMPANY NAME INC. - COMMON 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS A 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS B 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS C 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS D 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS E 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS F 123,456,789,012.12345 THE COMPANY NAME INC. - 401 K 123,456,789,012.12345 . x 02 0000000000 JOB # 1 OF 2 1 OF 2 PAGE SHARES CUSIP # SEQUENCE # THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date CONTROL # SHARES To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0000099921_1 R1.0.0.11699 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Dr. Ed Zschau 02 P. Kay Norton 03 Dr. Albert C. Yates 04 Harvey A. Wagner 05 Christopher M. Smith 06 John R. Harris 07 A. Laurence Jones STARTEK, INC. 44 COOK STREET 4TH FLOOR DENVER, CO 80206 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2 and 3: For Against Abstain 2 To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2011. 3 To approve, by non-binding vote, the compensation of our named executive officers. The Board of Directors recommends you vote 1 YEAR on the following proposal: 1 year 2 years 3 years Abstain 4 To recommend, by non-binding vote, the frequency of the vote on the compensation of our named executive officers. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. For address change/comments, mark here. (see reverse for instructions) Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1

0000099921_2 R1.0.0.11699 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com . STARTEK, INC. Annual Meeting of Shareholders May 2, 2011 8:00 AM This proxy is solicited by the Board of Directors This proxy is furnished in connection with the solicitation by the Board of Directors of StarTek, Inc. of proxies for use at the 2011 Annual Meeting of Shareholders. The undersigned shareholder of StarTek, Inc., a Delaware corporation (the "Company"), hereby constitutes and appoints Ed Zschau or A. Laurence Jones, and each of them, his attorney-in-fact and proxies (with full power of substitution in each), and authorizes each of them to represent the undersigned at the Annual Meeting of Shareholders of the Company to be held on May 2, 2011, at the offices of the Company at 8:00 a.m., and at any adjournment thereof, and to vote the common stock of the Company held by the undersigned as designated on the reverse side on proposals 1, 2, 3 and 4 and in their discretion on all other matters coming before the meeting. THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTIONIS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3, FOR 1 YEAR FOR PROPOSAL 4 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUISNESS AS MAY PROPERLY COME BEFORE THE MEETING. (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Address change/comments: Continued and to be signed on reverse side